NEVSUN
RESOURCES LTD.

LUNDIN'S HOSTILE OFFER of $4.75 PER SHARE:

- ✖ IGNORES STRATEGIC VALUE
- ⬇ BELOW PRECEDENT TRANSACTIONS
- ⬇ LOWER THAN PREVIOUS OFFERS

REJECT LUNDIN'S UNDERVALUED HOSTILE BID – TAKE NO ACTION

DO NOT TENDER YOUR SHARES

Your Board is pursuing all options to maximize value

⚠ If you have already tendered your Nevsun shares to the hostile bid by Lundin, you can withdraw them by contacting your broker or Laurel Hill Advisory Group, North American Toll Free at 1-877-452-7184 | 1-416-304-0211 (collect calls for shareholders outside North America) or via email at assistance@laurelhill.com.

August 9, 2018

Dear Fellow Nevsun Shareholder:

Lundin Mining Corporation is asking you to accept an offer (the “Hostile Bid”) to purchase your Nevsun Shares for less than their fundamental value.

Nevsun’s Board of Directors (the “Board”), after careful consideration and receipt of the unanimous recommendation from a Special Committee comprised of three experienced and independent directors, unanimously recommends that you REJECT Lundin’s Hostile Bid and NOT TENDER your Nevsun Shares.

In the Board’s view, Lundin’s Hostile Bid:

1.	Fails to recognize the fundamental and strategic value of Nevsun’s unique portfolio of producing and development assets, underpinned by the world-class Timok Project,

2.	Provides an inadequate premium for control – lower than precedent transactions including those executed by Lundin,

3.	Is lower in value than previous transactions proposed by Lundin to Nevsun, and

4.	Is lower in value than other alternatives which are expected to emerge.

The market shares the Board’s view that the Hostile Bid is inadequate, as Nevsun’s shares have traded ABOVE the Hostile Bid price every day between when the Hostile Bid was launched and the trading day prior to this Directors’ Circular.

For these and various other compelling reasons outlined in this Directors’ Circular, we strongly urge shareholders to take no action in respect of Lundin’s Hostile Bid. To support your Board and management in maximizing value and to REJECT the Hostile Bid, you don’t need to do anything.

Nevsun: Premium Assets and Enhanced Fundamental Value

Your Board understands why Lundin wants to acquire Nevsun at this time.

In recent months, Nevsun’s management has made significant progress at the Company’s key assets, which has enhanced Nevsun’s fundamental value greatly:

•	At the Timok Project, one of the world’s best development stage copper projects, we have:

o	released a pre-feasibility study for the Upper Zone demonstrating an after-tax net asset value (“NAV”) of US$1.82 billion and an industry leading 80% internal rate of return (“IRR”);

o	received a critical exploration decline construction permit and begun construction;

o	released an initial inferred resource for the Lower Zone containing 31.5 billion pounds of copper and 9.6 million ounces of gold, making it one of the five largest undeveloped copper project in the world that is not wholly-owned by a large-scale mining company or governmental entity; and

REJECT LUNDIN’S OFFER
TAKE NO ACTION - DO NOT TENDER YOUR NEVSUN SHARES

If you have tendered your common shares to the Lundin offer, you can withdraw your common shares from the offer by contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

NEVSUN  RESOURCES  LTD.
1750 – 1066 West Hastings Street,  Vancouver,  British Columbia  Canada  V6E 3X1
Tel: 604-623-4700    Toll Free: 1-888-600-2200    Fax: 604-623-4701   www.nevsun.com|

o	significant exploration potential exists through the future conversion of inferred resources and greenfield exploration.

•
  At the Bisha Mine, we continue to generate strong operating cash flow while also extending the mine life through to 2022, adding 3.3 million tonnes of high-grade ore to the mill, resulting in additional payable production of 470 million pounds of zinc and 52 million pounds of copper over this time frame.

These value-creating developments have been widely noticed. First by the financial markets, with Nevsun’s market price increasing by approximately 56% on the TSX from the beginning of 2018 to the launch of Lundin’s Hostile Bid on July 26, 2018. Second by equity research analysts, with broker consensus estimates of Nevsun’s NAV increasing by approximately 20% during the same period. Third by several major and mid-tier mining and smelting companies, four of which made formal proposals in early August 2018 to finance and assist in the development of Timok.

Against this backdrop of momentum for Nevsun, on July 26, 2018, Lundin commenced its Hostile Bid to purchase all of the outstanding shares of your Company.

Lundin wants you to believe it was forced to take its offer directly to shareholders because Nevsun did not “constructively engage” with Lundin . That is simply not true. As you will see from reading the “Background to the Hostile Bid” section of the accompanying Directors’ Circular, starting on page 25, engagement has never been the issue - Nevsun’s engagement was extensive.  The issue, instead, has been Lundin’s unwillingness to present a bona fide offer that reflects the full and fair value of your Company’s assets.

Nevsun is Delivering

Lundin also wants you to believe that a continued investment in Nevsun “leaves shareholders with considerable risks” – although Lundin, tellingly, appears not to mind taking on these “considerable risks”. We believe, however, that a continued investment in Nevsun presents shareholders with considerable upside. In recent months, Nevsun has made demonstrable progress unlocking fundamental value that resides in our Timok and Bisha assets – evidenced by the approximately 56% increase in the market price of Nevsun’s shares noted above. Lundin’s Hostile Bid opportunistically attempts to transfer to Lundin’s shareholders at the expense of Nevsun’s shareholders the potential upside value generated from Nevsun’s successful efforts, to reduce development and financing risk at Timok and Bisha. The Hostile Bid also was intentionally timed to preempt Nevsun’s well-advanced, value-creating, competitive strategic investment process to secure financing and technical assistance for the Timok Project from one of several major and mid-tier mining and smelting companies which had been ongoing since March 2017 (the “Strategic Investor Process”).

Compelling Reasons to Reject Lundin’s Inadequate Offer

A summary of our principal reasons for recommending that shareholders of Nevsun REJECT the Hostile Bid are described in greater detail in the attached Directors’ Circular. We strongly encourage you to read the Directors’ Circular in its entirety, in particular “Compelling Reasons for Rejecting Lundin’s Hostile Bid” and “Background to the Hostile Bid”. We expect to provide our shareholders with important additional information in the weeks ahead and recommend that shareholders DO NOT TENDER their Nevsun Shares to the Hostile Bid unless the Board changes its recommendation as a result of new information available to it.

REJECT LUNDIN’S OFFER
TAKE NO ACTION - DO NOT TENDER YOUR NEVSUN SHARES

If you have tendered your common shares to the Lundin offer, you can withdraw your common shares from the offer by contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

NEVSUN  RESOURCES  LTD.
1750 – 1066 West Hastings Street,  Vancouver,  British Columbia  Canada  V6E 3X1
Tel: 604-623-4700    Toll Free: 1-888-600-2200    Fax: 604-623-4701   www.nevsun.com

Superior Offers or Other Alternatives are Expected to Emerge

Your Board of Directors has been and will remain open to engage on any bona fide proposal that provides full and fair value for the assets of your Company.  To that end, and to ensure we have left no stone unturned, your Board has commenced a strategic review process to consider all alternatives available to Nevsun to maximize value – above and beyond the proposals recently generated by Nevsun’s Strategic Investor Process – including a potential acquisition of Nevsun as a whole.  Discussions are ongoing with several parties which have expressed interest in value-enhancing alternatives to the Hostile Bid.  We look forward to sharing the results of this process with you as it advances.

Reject Lundin’s Undervalued and Inadequate Offer

To reject Lundin’s Hostile Bid simply TAKE NO ACTION. DO NOT TENDER your Nevsun Shares and disregard any materials received from Lundin. If you have tendered your shares in error and wish to withdraw, simply ask your broker or Laurel Hill Advisory Group (see contact information below) to assist you with this process.

We are confident that you will conclude, as we have, that the Hostile Bid falls significantly short of providing full and fair value to Nevsun shareholders and, if successful, will deprive you of significant upside potential.

On behalf of the Board of Directors, we would like to thank you for your continued support.

Sincerely,

“Ian W. Pearce”	“Dave Smith”
Ian W. Pearce, Chair and Director Nevsun Resources Ltd.	Dave Smith, Chair of the Special Committee and Director Nevsun Resources Ltd.

REJECT LUNDIN’S OFFER
TAKE NO ACTION - DO NOT TENDER YOUR NEVSUN SHARES

If you have tendered your common shares to the Lundin offer, you can withdraw your common shares from the offer by contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

NEVSUN  RESOURCES  LTD.
1750 – 1066 West Hastings Street,  Vancouver,  British Columbia  Canada  V6E 3X1
Tel: 604-623-4700    Toll Free: 1-888-600-2200    Fax: 604-623-4701   www.nevsun.com|

This document is important and requires your immediate attention. If you are in doubt as to how to respond to the Hostile Bid, you should consult your investment dealer, stockbroker, lawyer or other professional advisor.

DIRECTORS’ CIRCULAR
RECOMMENDING

REJECTION

of the undervalued and inadequate hostile bid by a wholly-owned subsidiary of
LUNDIN MINING CORPORATION

to acquire all of the common shares of
NEVSUN RESOURCES LTD.

for consideration equal to C$4.75 per share in cash.

The Nevsun Board, based on the unanimous recommendation of the Special Committee, has UNANIMOUSLY concluded that the Hostile Bid is undervalued, inadequate and not in the best interests of Nevsun, Nevsun Shareholders or Nevsun’s other stakeholders and recommends that you

REJECT the Hostile Bid by taking no action

DO NOT TENDER your Nevsun Shares.

NO ACTION IS REQUIRED to REJECT the Hostile Bid,
which is currently open for acceptance until 5:00 p.m. (Toronto time) on
November 9, 2018.

August 9, 2018

If you already have tendered your Nevsun Shares to the Hostile Bid by Lundin Mining Corporation, you can withdraw them by contacting your broker or Laurel Hill Advisory Group at 1-877-452-7184 (toll-free in North America) or 1-416-304-0211 (collect calls for shareholders outside North America) or by e-mail at assistance@laurelhill.com.

NOTICE TO SHAREHOLDERS IN THE UNITED STATES

The Hostile Bid is made for the securities of a foreign issuer and while the offer is subject to disclosure requirements of the country in which the subject issuer is incorporated or organized, investors should be aware that these requirements are different from those of the United States. Financial statements included herein, if any, have been prepared in accordance with International Financial Reporting Standards and thus may not be comparable to financial statements of United States companies.

The enforcement by investors of civil liabilities under the federal securities laws may be affected adversely by the fact that the issuer is located in a foreign country, and that some or all of its officers and directors are residents of a foreign country.

SUMMARY

The information set out below is intended to be a summary only and is qualified in its entirety by the more detailed information appearing elsewhere in this Directors’ Circular. This Directors’ Circular should be read carefully and in its entirety by Nevsun Shareholders as it provides important information regarding Nevsun and the Hostile Bid. All capitalized terms in this summary have the respective meanings ascribed to them in the Glossary attached as Schedule “A” to this Directors’ Circular.

Recommendation of the Nevsun Board:

The Nevsun Board, based on the unanimous recommendation of a Special Committee comprised of independent directors, has concluded that the Hostile Bid is inadequate and not in the best interests of Nevsun, Nevsun Shareholders or Nevsun’s other stakeholders.

The Nevsun Board unanimously recommends that Nevsun Shareholders REJECT the Hostile Bid.

 YOU DO NOT HAVE TO DO ANYTHING TO REJECT THE HOSTILE BID. SIMPLY DO NOT TENDER YOUR NEVSUN SHARES.

Any Nevsun Shareholder who already has tendered its Nevsun Shares to the Hostile Bid should WITHDRAW those Nevsun Shares.

See “Compelling Reasons for RejectingLundin’sHostile Bid” on page 8.

The Hostile Bid:

Lundin has made an unsolicited offer to purchase all of the outstanding Nevsun Shares, together with SRP Rights issued under Nevsun’s Rights Plan, including Nevsun Shares that may become issued and outstanding after the date of the Hostile Bid but prior to the Expiry Time upon the exercise, conversion or exchange of options, warrants, debentures or other securities of Nevsun that are exercisable for, convertible into or exchangeable for Nevsun Shares (other than the SRP Rights).

The Hostile Bid offers Nevsun Shareholders consideration of C$4.75 per Nevsun Share in cash. The Hostile Bid is open for acceptance until the Expiry Time, which is currently 5:00 p.m. (Toronto time) on November 9, 2018, unless extended, accelerated or withdrawn by Lundin in accordance with its terms.

Reasons for Rejection of the Hostile Bid:

The Nevsun Board carefully has reviewed and considered the Hostile Bid, with the benefit of advice from legal and financial advisors.

The following is a summary of the principal reasons for the Nevsun Board’s unanimous recommendation that Nevsun Shareholders REJECT the Hostile Bid:

  The Hostile Bid fails to recognize the fundamental value of Nevsun’s highly coveted portfolio consisting of Timok, a uniquely strategic asset, and Bisha, a cash flow generating asset

- i -

REJECT LUNDIN’S OFFER
TAKE NO ACTION - DO NOT TENDER YOUR NEVSUN SHARES

If you have tendered your common shares to the Lundin offer, you can withdraw your common shares from the offer by contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

    Timok’s Upper Zone has an after-tax NAV of US$1.82 billion, low capital intensity and the highest copper grade and IRR among comparable development projects globally
    Timok’s Lower Zone is a world class porphyry in size and grade, is among the world’s ten largest undeveloped copper projects and is open for growth
    Timok is located within the prolific Bor mining district, which hosts considerable further exploration potential
    At Bisha there have been four discoveries converted into resources to-date outside the original mine reserve and the large land position remains under-explored
  The Hostile Bid is significantly below implied multiples of precedent base metals transactions, including recent transactions in which major mining producers have paid approximately 1x P/NAV for quality base metal assets copper transactions previously undertaken by Lundin Mining
  The Hostile Bid is significantly below implied premiums of precedent transactions
  Superior offers or other alternatives are expected to emerge
    Since March 2017, Nevsun has been engaged in a Strategic Investor Process, that has created significant interest from various mining companies globally which have recognized the unique and high-quality opportunity of the Timok Project
    Four proposals have been received from major and mid-tier mining and smelting companies regarding a strategic investment in Nevsun, three at a premium to the price per share offered in the Hostile Bid and, which is worth noting, do not involve a change of control premium
    Nevsun also is actively pursuing other potential value-maximizing alternatives to the Hostile Bid
  The Hostile Bid is opportunistic and timed to deprive Nevsun Shareholders of future potential value
    The Hostile Bid ignores the fundamental value generated by Nevsun’s achievement of several critical milestones at the Timok Project and operational success at the Bisha Mine in 2018
    The Hostile Bid was timed to preempt a value enhancing strategic financing of the Timok Project
  The market views the Hostile Bid as inadequate
    The Nevsun Shares have traded ABOVE the Hostile Bid price every day since the Hostile Bid was launched.
    Equity research analysts, which have a median target price of $5.88 per Nevsun Share, view the Hostile Bid as undervaluing Nevsun and expect further upside for Nevsun

- ii -

REJECT LUNDIN’S OFFER
TAKE NO ACTION - DO NOT TENDER YOUR NEVSUN SHARES

If you have tendered your common shares to the Lundin offer, you can withdraw your common shares from the offer by contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

  Lundin Mining has a strong strategic imperative to secure Timok for itself and ample ability to pay a significantly higher purchase price for Nevsun
  The Nevsun Board and the Special Committee have received separate opinions from their respective financial advisors, BMO and Citi, as to the inadequacy, from a financial point of view and as of the date of such opinions, of the $4.75 per Nevsun Share cash consideration offered pursuant to the Hostile Bid
  The Hostile Bid is highly conditional
    The Nevsun Board believes that tendering your Nevsun Shares to the Hostile Bid would, in effect, constitute the grant to Lundin of an option to acquire Nevsun at an inadequate price that does not recognize the fundamental value and potential of Nevsun’s assets, particularly the Timok Project

See “Compelling Reasons for Rejecting Lundin’s Hostile Bid” on page 8.

Superior Offers and Other Alternatives:

Beginning in March 2017, Nevsun began evaluating various financing alternatives to support the development of the Upper Zone of the Timok Project (the “Strategic Investor Process”). This financing requirement consistently has been made clear in Nevsun’s disclosure.

Under the Strategic Investor Process, 26 parties were sent non‑disclosure agreements, which 18 parties executing such agreements and commencing extensive due diligence. This process culminated on August 7, 2018 with four proposals received from major and mid-tier mining and smelting companies to purchase up to a 19.9% equity interest in Nevsun and to partner with Nevsun in developing the Timok Project. Three of these proposals to acquire a non-controlling interest in Nevsun are at a premium to the price per Nevsun Share offered in the Hostile Bid for full control of Nevsun and, which is worth noting, do not involve  a change of control premium. The Nevsun Board is evaluating these proposals.

In addition, following Lundin’s commencement of the Hostile Bid on July 26, 2018, Nevsun’s financial advisor, BMO, was mandated to manage a broader strategic review process for Nevsun (the “Strategic Review Process”) aimed at exploring and considering potential strategic alternatives to the Hostile Bid that might be available in addition to the proposals received in the Strategic Investor Process, including, but not limited to, an acquisition of all of the outstanding Nevsun Shares.

- iii -

REJECT LUNDIN’S OFFER
TAKE NO ACTION - DO NOT TENDER YOUR NEVSUN SHARES

If you have tendered your common shares to the Lundin offer, you can withdraw your common shares from the offer by contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

Since the launch of the Strategic Review Process, Nevsun and BMO have approached, or have been approached by, a number of third parties that have expressed interest in potential value-enhancing alternative transactions to the Hostile Bid – including parties to the Strategic Investor Process. Nevsun has entered into confidentiality agreements with certain of these interested parties and has provided such parties with access to an electronic data room containing detailed information regarding Nevsun and its business. Discussions remain ongoing with these parties and several other parties that currently are either negotiating confidentiality agreements with Nevsun or otherwise have expressed interest in potential alternative transactions.

The Hostile Bid is open for acceptance until November 9, 2018 and remains subject to numerous conditions. Accordingly, Nevsun Shareholders should be patient and understand that tendering their Nevsun Shares to the Hostile Bid before Nevsun has had an opportunity to fully explore available potential alternatives to the Hostile Bid may preclude a financially superior transaction from emerging.

Right to Withdraw Nevsun Shares tendered to the Hostile Bid:

If you already have tendered your Nevsun Shares to the Hostile Bid, you can withdraw your Nevsun Shares. See “How to Withdraw Your Deposited Nevsun Shares” on page 23 of this Directors’ Circular for further instructions on how to withdraw Nevsun Shares tendered to the Hostile Bid.

If you require assistance in withdrawing your Nevsun Shares you should contact your broker or Laurel Hill Advisory Group, the Strategic Shareholder Advisor and Information Agent retained by Nevsun, at 1-877-452-7184 (toll-free in North America), or 1-416-304-0211 (collect calls outside North America), or by email at assistance@laurelhill.com.

- iv -

REJECT LUNDIN’S OFFER
TAKE NO ACTION - DO NOT TENDER YOUR NEVSUN SHARES

If you have tendered your common shares to the Lundin offer, you can withdraw your common shares from the offer by contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

QUESTIONS AND ANSWERS ABOUT THE HOSTILE BID

The information contained below is of a summary nature and therefore is not complete and is qualified in its entirety by the more detailed information contained elsewhere in this Directors’ Circular, including the appendices to this Directors’ Circular, all of which are important and should be reviewed carefully. Capitalized terms used in these questions and answers but not otherwise defined in this Question and Answer section have the respective meanings ascribed thereto in the Glossary set forth in Schedule “A” to this Directors’ Circular.

Q:	Should I accept the Hostile Bid?

A:	NO. The Nevsun Board, based on the unanimous recommendation of the Special Committee, unanimously has concluded that the Hostile Bid is inadequate and not in the best interests of Nevsun, Nevsun Shareholders or Nevsun’s other stakeholders. The Hostile Bid is an attempt by Lundin to acquire Nevsun without offering adequate consideration to Nevsun Shareholders. The Nevsun Board unanimously recommends that Nevsun Shareholders REJECT the Hostile Bid by taking no action –DO NOT TENDER your Nevsun Shares.

Q:	Why is the Nevsun Board recommending that I reject the Hostile Bid?

A:	The Nevsun Board has made its recommendation for a number of reasons, including:

•	The Hostile Bid fails to recognize the fundamental value of Nevsun’s highly coveted portfolio consisting of Timok, a uniquely strategic asset, and Bisha, a cash flow generating asset

o	Timok’s Upper Zone has an after-tax NAV of US$1.82 billion low capital intensity and the highest copper grade and IRR among comparable development projects globally

o	Timok’s Lower Zone is a world class porphyry in size and grade, is among the world’s ten largest undeveloped copper projects and is open for growth

o	Timok is located within the prolific Bor mining district, which hosts considerable further exploration potential

o	At Bisha there have been four discoveries converted into resources to-date outside the original mine reserve and the large land position remains under-explored

•	The Hostile Bid is significantly below implied multiples of precedent base metals transactions, including

o	recent transactions in which major mining producers have paid around 1x P/NAV for quality base metal assets

o	copper transactions previously undertaken by Lundin Mining

•	The Hostile Bid is significantly below implied premiums of precedent transactions

•	Superior offers or other alternatives are expected to emerge

o	Since March 2017, Nevsun has been engaged in a Strategic Investor Process, that has created significant interest from various mining companies globally which have recognized the unique and high quality opportunity of the Timok Project

o	Four proposals have been received from major and mid-tier mining and smelting companies regarding a strategic investment in Nevsun, three at a premium to the price per Nevsun Share offered in the Hostile Bid and, which is worth noting, do not involve a change of control premium

- v -

REJECT LUNDIN’S OFFER
TAKE NO ACTION - DO NOT TENDER YOUR NEVSUN SHARES

If you have tendered your common shares to the Lundin offer, you can withdraw your common shares from the offer by contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

o	Nevsun also is actively pursuing other potential value-maximizing alternatives to the Hostile Bid

•	The Hostile Bid is opportunistic and timed to deprive Nevsun Shareholders of future value

o	The Hostile Bid ignores the fundamental value generated by Nevsun’s achievement of several critical milestones at the Timok Project and operational success at the Bisha Mine in 2018

o	The Hostile Bid was timed to preempt a value enhancing strategic financing of the Timok Project

•	The market views the Hostile Bid as inadequate

o	The Nevsun Shares have traded ABOVE the Hostile Bid price every day since the Hostile Bid was launched.

o	Equity research analysts, which have a median target price of C$5.88 per Nevsun Share, view the Hostile Bid as undervaluing Nevsun and expect further upside for Nevsun

•	Lundin Mining has a strong strategic imperative to secure Timok for itself and ample ability to pay a significantly higher purchase price for Nevsun

•	The Nevsun Board and the Special Committee have received separate opinions from their respective financial advisors as to the inadequacy, from a financial point of view and as of the date of such opinions, of the $4.75 per Nevsun Share cash consideration offered pursuant to the Hostile Bid

•	The Hostile Bid is highly conditional

o	The Nevsun Board believes that tendering your Nevsun Shares to the Hostile Bid would, in effect, constitute the grant to Lundin of an option to acquire Nevsun at an inadequate price that does not recognize the fundamental value and potential of Nevsun’s assets, particularly the Timok Project

Q:	How do I reject the Hostile Bid?

A:	Nevsun Shareholders do not have to do anything to reject the Hostile Bid. DO NOT TENDER your Nevsun Shares to the Hostile Bid. If you are contacted by Lundin or its information or solicitation agent, do not complete any documents they may provide (letter of transmittal, notice of guaranteed delivery, etc.).

See also “How to Withdraw Your Deposited Nevsun Shares” on page 23.

Q:	Who is making the Hostile Bid for my Nevsun Shares?

A:	1172628 B.C. Ltd., a wholly-owned subsidiary of Lundin Mining, is making the Hostile Bid and according to the Lundin Circular was incorporated for the sole purpose of making the Hostile Bid. The Offeror is a corporation organized under the Laws of British Columbia.

According to its disclosure, Lundin Mining is a diversified Canadian base metals mining company with operations in Chile, the United States of America, Portugal, and Sweden, primarily producing copper, nickel and zinc. In addition, Lundin Mining holds an indirect 24% equity stake in the Freeport Cobalt Oy business, which includes a cobalt refinery located in Kokkola, Finland.

- vi -

REJECT LUNDIN’S OFFER
TAKE NO ACTION - DO NOT TENDER YOUR NEVSUN SHARES

If you have tendered your common shares to the Lundin offer, you can withdraw your common shares from the offer by contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

Q:	Can I withdraw my Nevsun Shares if I have already tendered?

A:	YES. According to the Lundin Circular, among other circumstances, you can withdraw your Nevsun Shares at any time before your Nevsun Shares have been taken up by Lundin pursuant to the Hostile Bid, which cannot occur until the Expiry Time. If you need assistance withdrawing your Nevsun Shares contact your broker as soon as possible or call Laurel Hill Advisory Group, the Strategic Shareholder Advisor and Information Agent retained by Nevsun, at 1-877-452-7184 (toll-free in North America), or 1-416-304-0211 (collect calls outside North America), or by email at assistance@laurelhill.com.

See “How to Withdraw Your Deposited Nevsun Shares” on page 23.

Q:	Will the Directors and Senior Officers of Nevsun tender their Nevsun Shares?

A:	NO. Nevsun’s directors and senior officers have advised Nevsun of their intention, as of the date of this Directors’ Circular, NOT to tender their Nevsun Shares to the Hostile Bid.

See “Intention of Directors and Officers with respect to the Hostile Bid” on page 23.

Q:	How do I withdraw my Nevsun Shares?

A:	For information as to how to withdraw your Nevsun Shares, we recommend that you contact your broker as soon as possible or Laurel Hill Advisory Group, the Strategic Shareholder Advisor and Information Agent retained by Nevsun, at 1-877-452-7184 (toll-free in North America), or 1-416-304-0211 (collect calls outside North America), or by email at assistance@laurelhill.com.

See “How to Withdraw Your Deposited Nevsun Shares” on page 23.

Q:	My broker advised me to tender my Nevsun Shares. Should I?

A:	NO. The Lundin Circular states that, although Lundin has not agreed to pay any fees or commissions to any stockbroker, dealer or other Person for soliciting tenders of Nevsun Shares under the Hostile Bid, Lundin may make other arrangements with soliciting dealers, dealer managers or information agents, either within Canada or outside Canada, for compensation during the Hostile Bid if it considers it appropriate to do so. As a result, their advice with respect to a decision to tender may not be impartial.

Q:	Is this a “hostile” take-over bid?

A:	YES. In a friendly take-over, the two companies would work together towards an agreement that would enhance value for shareholders of both Nevsun and Lundin. However, Lundin initiated the Hostile Bid without the support of the Nevsun Board. Given this, Lundin’s offer should be considered hostile to Nevsun.

See “The Hostile Bid” on page 5.

Q:	Did Nevsun try to engage with Lundin Mining before the Hostile Bid was launched?

A:	YES. Prior to Lundin launching the Hostile Bid, Nevsun’s management met with Lundin Mining numerous times, granted Lundin Mining access to an extensive electronic data room containing confidential information pertaining to Nevsun’s business, accompanied representatives of Lundin Mining on a site tour of the Timok Project, responded to Lundin Mining’s detailed due diligence requests and questions and even provided Lundin with a month’s exclusivity to negotiate a transaction. Unfortunately, rather than engage in a meaningful negotiation with Nevsun, Lundin Mining elected to make a Hostile Bid without notice to Nevsun.

- vii -

REJECT LUNDIN’S OFFER
TAKE NO ACTION - DO NOT TENDER YOUR NEVSUN SHARES

If you have tendered your common shares to the Lundin offer, you can withdraw your common shares from the offer by contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

See “Background to the Hostile Bid” on page 25.

Q:	Has Lundin proposed higher values for Nevsun and its assets?

A:	YES. Lundin Mining on several occasions has proposed higher per share values for Nevsun, including as recently as July 3, 2018. The Hostile Bid represents less value than these prior proposals and ignores the considerable progress undertaken to date to enhance Nevsun’s fundamental value.

See “Background to the Hostile Bid” on page 25.

Q:	Will Lundin increase the Hostile Bid?

A:	Nevsun does not know if Lundin will increase the consideration provided for under the Hostile Bid. In the past several months, Lundin Mining and its partners have proposed several different transactions to acquire Nevsun Shares at a notional price of greater than the $4.75 per share offered under the Hostile Bid.

See “Background to the Hostile Bid” on page 25.

Q:	Are superior offers or other alternatives to the Hostile Bid expected to emerge?

A:	YES. Beginning in March 2017, Nevsun initiated a Strategic Investor Process, and began evaluating various financing alternatives to support the development of the Upper Zone of the Timok Project. This financing requirement consistently has been made clear in Nevsun’s disclosure.

Under this Strategic Investor Process, 26 parties were sent non‑disclosure agreements with 18 parties executing such agreements and commencing extensive due diligence. This process culminated on August 7, 2018 with four proposals received from major or mid-tier mining and smelting companies to purchase up to a 19.9% equity interest in Nevsun and to partner with Nevsun in developing the Timok Project. Three of these proposals to acquire a non-controlling interest in Nevsun are at a premium to the price per Nevsun Share offered in the Hostile Bid for full control of Nevsun and, which is worth noting, do not involve a change of control premium. The Nevsun Board is evaluating these proposals.

In addition, following Lundin’s commencement of the Hostile Bid on July 26, 2018, Nevsun’s financial advisor, BMO, was mandated to manage a broader Strategic Review Process for Nevsun aimed at exploring and considering strategic alternative transactions to the Hostile Bid that might be available in addition to the proposals received in the Strategic Investor Process, including, but not limited to, an acquisition of all of the outstanding Nevsun Shares.

Since the launch of the Strategic Review Process, Nevsun and BMO have approached, or have been approached by, a number of third parties that have expressed interest in potential value-enhancing alternative transactions to the Hostile Bid – including parties to the Strategic Investor Process. Nevsun has entered into confidentiality agreements with certain of these interested parties and has provided such parties with access to an electronic data room containing detailed information regarding Nevsun and its business. Discussions remain ongoing with these parties and several other parties that currently are either negotiating confidentiality agreements with Nevsun or otherwise have expressed interest in potential alternative transactions.

- vii -

REJECT LUNDIN’S OFFER
TAKE NO ACTION - DO NOT TENDER YOUR NEVSUN SHARES

If you have tendered your common shares to the Lundin offer, you can withdraw your common shares from the offer by contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

The Hostile Bid is open for acceptance until November 9, 2018 and remains subject to numerous conditions. Accordingly, Nevsun Shareholders should be patient and understand that tendering their Nevsun Shares to the Hostile Bid before Nevsun has had an opportunity to fully explore available potential alternatives to the Hostile Bid may preclude a financially superior transaction from emerging.

Q:	Do I have to decide now?

A:	NO. You do not have to take any action at this time. The Hostile Bid is scheduled to expire at 5:00 p.m. (Toronto time) on November 9, 2018 and is subject to a number of conditions that have yet to be satisfied. The Nevsun Board recommends that you NOT TAKE ANY ACTION until closer to the Expiry Time of the Hostile Bid to ensure that you are able to consider all of the options available to you.

Q:	Who do I ask if I have more questions?

A:	Nevsun has retained Laurel Hill Advisory Group as its Strategic Shareholder Advisor and Information Agent.You should contact your professional advisor or Laurel Hill Advisory Group if you have any questions about this Directors’ Circular or the matters described in this Directors’ Circular. Nevsun Shareholders who would like additional copies, without charge, of this Directors’ Circular or have additional questions should contact their broker or Laurel Hill Advisory Group at 1-877-452-7184 (toll-free in North America), or 1-416-304-0211 (collect calls outside North America), or by email at assistance@laurelhill.com.

- ix -

REJECT LUNDIN’S OFFER
TAKE NO ACTION - DO NOT TENDER YOUR NEVSUN SHARES

If you have tendered your common shares to the Lundin offer, you can withdraw your common shares from the offer by contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

GENERAL INFORMATION

Certain capitalized terms used in this Directors’ Circular have the respective meanings set out in the Glossary attached as Schedule “A” to this Directors’ Circular, unless such term is defined elsewhere in this Directors’ Circular. Unless otherwise indicated, information in this Directors’ Circular is given as at August 8, 2018.

Calculations of percentage amounts or amounts per common share of Nevsun (“Nevsun Share”) set forth in this Directors’ Circular are based on 302,592,672 Nevsun Shares outstanding on a non-diluted basis and 309,699,905 Nevsun Shares outstanding on a fully-diluted basis as of the close of business on August 8, 2018.

Except as otherwise indicated in this Directors’ Circular all references to dollar amounts (“Canadian Dollars”, “$” and “C$”) are to the currency of Canada.

FORWARD-LOOKING STATEMENTS

Certain statements in this Directors’ Circular, including the discussion of the reasons for the Nevsun Board’s recommendation that the holders of Nevsun Shares (“Nevsun Shareholders”) reject the Hostile Bid, contain forward-looking information and/or forward-looking statements within the meaning of applicable securities laws (collectively, “forward-looking statements”). The words “may”, “will”, “would”, “should”, “could”, “expects”, “forecasted”, “exposed”, “unlocks” “plans”, “intends”, “trends”, “indicates”, “anticipates”, “believes”, “estimates”, “predicts”, “likely” or “potential” or the negative or other variations of these words or other comparable words or phrases, are intended to identify forward-looking statements, although not all forward-looking statements contain these words.

Examples of such forward-looking statements in this Directors’ Circular include, but are not limited to, expectations regarding Nevsun’s prospects for growth, market share, operational scope, operations, profitability, share price, the ability to realize expected value, market opportunities, accretion or synergies, the potential for other investors or bidders to emerge and engage in alternative transactions with Nevsun in connection with the Hostile Bid; fluctuations in investor perceptions of Nevsun; shareholder value creation; statements regarding the execution of Nevsun’s strategic plans; the near and long-term consequences of the Hostile Bid; and expectations regarding the mining industry in general.

Forward-looking statements contained in this Directors’ Circular are based on a number of estimates and assumptions including, but not limited to assumptions as to: competitive conditions in the mining industry; general economic conditions; and changes in laws, rules and regulations applicable to Nevsun and their respective businesses. Estimates and assumptions made by Nevsun are made as of the date of this Directors’ Circular or as of the date specifically stated in light of its experience and perceptions of historical trends, current conditions and expected future developments, as well as other factors that the management of Nevsun believes are appropriate and reasonable in the circumstances, but there can be no assurance that such estimates and assumptions will prove to be correct.

In addition to being subject to a number of estimates and assumptions, forward-looking statements in this Directors’ Circular involve known and unknown risks, uncertainties and other factors that may cause actual results and developments to be materially different from those expressed or implied by such forward-looking statements, including, but not limited to: the Hostile Bid, including the results of Nevsun Shareholders’ decisions to tender, the failure of parties to satisfy conditions and the waiver of those conditions, as applicable; the ability of Nevsun to engage in alternative transactions with investors or bidders other than Lundin and realize expected value, market opportunities, accretion or synergies in connection with the Hostile Bid; fluctuations and changes in Lundin’s or Nevsun’s operations, financial results and public disclosure; dependence on key products; fluctuations in market perception and share price of Nevsun; reliance on Nevsun’s key personnel and employees; competition; litigation costs and the outcome of litigation; general operating challenges; future metals pricing; costs of inputs; Nevsun’s ability to market products successfully; the application of environmental laws; the impact of increasing competition; unfavourable Canadian, U.S. and international economic conditions; the impact of currency fluctuations; inability to manage expected growth; potential decline of product demand; foreign operations generally, differences between various jurisdictions; income taxes; insufficient insurance coverage; natural events; heavily regulated industry; legal and regulatory requirements and changes; modifications in local licensing regimes; exposure to local laws and regulations; significant barriers to entry; and such other risks and uncertainties identified in the filings by Nevsun with the applicable securities regulatory authorities in Canada, which are available under Nevsun’s issuer profile on SEDAR at www.sedar.com.

1

REJECT LUNDIN’S OFFER
TAKE NO ACTION - DO NOT TENDER YOUR NEVSUN SHARES

If you have tendered your common shares to the Lundin offer, you can withdraw your common shares from the offer by contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

The Nevsun Board believes that the expectations reflected in the forward-looking statements contained in this Directors’ Circular are reasonable as at the date hereof, but no assurance can be given that these expectations will prove to be correct, as actual results and future events could materially differ from those anticipated in such statements. In addition, although Nevsun and the Nevsun Board have attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. Accordingly, you should not place undue reliance on any forward-looking statements contained in this Directors’ Circular. Except as required by law, neither the Nevsun Board nor Nevsun undertakes any obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements contained in this Directors’ Circular are expressly qualified by this cautionary statement.

NOTICE TO NON-CANADIAN SHAREHOLDERS

The Hostile Bid to which this Directors’ Circular relates is made for the securities of a Canadian issuer. This Directors’ Circular has been prepared by Nevsun in accordance with disclosure requirements under applicable Canadian law. Nevsun Shareholders in the United States and otherwise outside of Canada should be aware that these requirements may be different from those of the United States and other jurisdictions. Nevsun prepares its financial statements in accordance with IFRS. These financial statements may not be comparable to financial statements of United States companies and other non-Canadian companies.

It may be difficult for Nevsun Shareholders in the United States and otherwise outside of Canada to enforce their rights and any claim they may have arising under United States federal securities laws or the securities laws of other non-Canadian jurisdictions since Nevsun is a corporation existing under the laws of British Columbia, certain of the officers and directors of Nevsun reside in Canada, some of the experts named herein reside in Canada and a portion of the assets of Nevsun and the other above-mentioned Persons are located in Canada. Nevsun Shareholders in the United States and otherwise outside of Canada may not be able to sue Nevsun or its officers or directors in a foreign court for violation of United States federal securities laws or the securities laws of other non-Canadian jurisdictions. It may be difficult to compel such parties to subject themselves to the jurisdiction of a foreign court or to enforce a judgment obtained from a court of the United States or other non-Canadian court’s judgment. This transaction and the accompanying Directors’ Circular have not been approved or disapproved by any United States or other securities regulatory authority, nor has any such authority passed upon the accuracy or adequacy of the accompanying Directors’ Circular.

NOTICE CONCERNING MINERAL RESOURCE AND TECHNICAL INFORMATION

The disclosure in this Directors’ Circular uses mineral resource and mineral reserve classification terms that comply with Canadian securities laws that differ in certain material respects from the requirements of United States securities laws. Disclosure has been made in accordance with Canadian National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”) and the Canadian Institute of Mining, Metallurgy and Petroleum’s Classification System. The NI 43-101 is a rule developed by the Canadian Securities Administrators that establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. These standards differ significantly from the disclosure requirements of the United States Securities and Exchange Commission (“SEC”).

2

REJECT LUNDIN’S OFFER
TAKE NO ACTION - DO NOT TENDER YOUR NEVSUN SHARES

If you have tendered your common shares to the Lundin offer, you can withdraw your common shares from the offer by contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

The SEC’s disclosure standards normally do not permit the inclusion of information concerning “measured mineral resources”, “indicated mineral resources” or “inferred mineral resources” in documents filed with the SEC, unless such information is required to be disclosed by the law of the Company’s jurisdiction of incorporation or of a jurisdiction in which its securities are traded. Consequently, mineral resource and mineral reserve information contained in this Directors’ Circular is not comparable to similar information that would generally be disclosed by US companies in accordance with the rules of the SEC.

The SEC’s Industry Guide 7 applies different standards in order to classify mineralization as a reserve. As a result, the definitions of proven and probable reserves used in NI 43-101 differ from the definitions in Industry Guide 7. Under SEC standards, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. Accordingly, mineral reserve estimates contained in this Directors’ Circular may not qualify as “reserves” under SEC standards.

This Directors’ Circular uses the term “inferred mineral resources” to comply with the reporting standards in Canada. The SEC’s Industry Guide 7 does not recognize this term and US companies are generally not permitted to use this term in documents they file with the SEC. Readers are cautioned not to assume that any part or all of the mineral deposits in these categories will ever be converted into SEC defined mineral “reserves.” Further, “inferred mineral resources” have a great amount of uncertainty as to their existence and as to whether they can be mined legally or economically.

Therefore, readers are also cautioned not to assume that all or any part of an inferred mineral resource exists. In accordance with reporting standards in Canada, estimates of “inferred mineral resources” cannot form the basis of feasibility or other economic studies, except in rare cases. In addition, disclosure of “contained ounces” in a mineral resource estimate is permitted disclosure under NI 43-101 provided that the grade or quality and the quantity of each category is stated; however, the SEC normally only permits issuers to report mineralization that does not constitute “reserves” by SEC standards as in place tonnage and grade without reference to unit measures. For the above reasons, information contained in this Directors’ Circular containing descriptions of mineral resource and mineral reserve estimates is not comparable to similar information made public by US companies subject to the reporting and disclosure requirements of the SEC.

INFORMATION REGARDING LUNDIN

Certain information herein, including forward-looking statements, relating to Lundin and the Hostile Bid has been derived from, and the Nevsun Board and Nevsun have relied on, without independent verification, the information contained in the Lundin Circular and other public sources. Neither the Nevsun Board nor Nevsun has independently verified such information or assumes any responsibility for the accuracy or completeness of such information or for any failure by Lundin to disclose events that may have occurred or that may affect the significance or accuracy of any such information.

NOTICE REGARDING CERTAIN OTHER INFORMATION

Nevsun is a reporting issuer or equivalent in British Columbia, Alberta, Manitoba, Ontario and Quebec, and files its continuous disclosure documents and other documents with the applicable securities regulatory authorities in each such jurisdiction and with the SEC. Certain information in this Directors’ Circular has been taken from or is based on documents that are expressly referred to in this Directors’ Circular. All summaries of, and references to, documents that are specified in this Directors’ Circular as having been filed, or that are contained in documents specified as having been filed on SEDAR or with the SEC on EDGAR, are qualified in their entirety by reference to the complete text of those documents as filed, or as contained in documents filed, under Nevsun’s issuer profile on SEDAR at www.sedar.com and on EDGAR at www.sec.gov. Nevsun Shareholders are urged to read carefully the full text of those documents provided that, for greater certainty, any such documents are expressly not incorporated by reference into this Directors’ Circular.

3

REJECT LUNDIN’S OFFER
TAKE NO ACTION - DO NOT TENDER YOUR NEVSUN SHARES

If you have tendered your common shares to the Lundin offer, you can withdraw your common shares from the offer by contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

Nevsun has quoted from publicly available analyst reports in this document. These analysts have not consented to the inclusion of all or any portion of their reports in this document. None of the firms employing such analysts were advisors to Nevsun as at the dates of such analysts’reports.

Nevsun has obtained the market and industry data presented in this Directors’ Circular from a combination of internal company surveys, its management’s estimates and third-party information. While Nevsun believes its internal surveys, third-party information (including industry and market forecasts) and the estimates of its management are reliable, it has not verified them, nor have they been verified by any independent sources. Additionally, while Nevsun is not aware of any misstatements regarding the market and industry data presented in this Directors’ Circular, such data involves risks and uncertainties and is subject to change based on various factors, including those factors discussed under “Forward-Looking Statements”.

4

REJECT LUNDIN’S OFFER
TAKE NO ACTION - DO NOT TENDER YOUR NEVSUN SHARES

If you have tendered your common shares to the Lundin offer, you can withdraw your common shares from the offer by contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

DIRECTORS’ CIRCULAR

This Directors’ Circular, including the letter to Nevsun Shareholders and the schedules attached hereto (the “Directors’ Circular”), is issued by the board of directors of Nevsun (the “Nevsun Board”) in connection with the Hostile Bid made by 1172628 B.C. Ltd. (the “Offeror”) to acquire all of the outstanding Nevsun Shares, together with the SRP Rights (as defined below).

THE HOSTILE BID

The Offeror, a wholly-owned subsidiary of Lundin Mining Corporation (“Lundin Mining”, and together with the Offeror, “Lundin”), has made an unsolicited offer to acquire all of the outstanding Nevsun Shares, together with the SRP Rights (the “Hostile Bid”), including any Nevsun Shares that may become issued and outstanding after the date of the Hostile Bid but prior to the Expiry Time upon the exercise, conversion or exchange of options, warrants, debentures or other securities of Nevsun that are exercisable for, convertible into or exchangeable for Nevsun Shares (other than the SRP Rights), subject to the terms and conditions described in the circular filed by Lundin, with the applicable securities regulatory authorities in Canada on July 26, 2018 (the “Lundin Circular”). The Hostile Bid offers Nevsun Shareholders consideration of $4.75 per Nevsun Share in cash. The Hostile Bid is currently scheduled to expire at 5:00 p.m. (Toronto time) on November 9, 2018 (the “Expiry Time”), unless extended, accelerated or withdrawn by Lundin in accordance with its terms. The Lundin Circular is available under Nevsun’s issuer profile on SEDAR at www.sedar.com.

The Hostile Bid is subject to numerous conditions, which must be satisfied or, where permitted, waived at the Expiry Time by Lundin. The conditions are also described in the Lundin Circular and include the following:

1.	That there shall have been properly and validly deposited under the Hostile Bid and not withdrawn at the Expiry Time that number of Nevsun Shares which represents as of the Expiry Time more than 50% of the outstanding Nevsun Shares, excluding any Nevsun Shares beneficially owned, or over which control or direction is exercised, by Lundin or by any person acting jointly or in concert with Lundin. This condition cannot be waived;

2.	That more than 66 2/3% of the Nevsun Shares (calculated on a fully diluted basis) shall have been validly deposited under the Hostile Bid and not withdrawn;

3.	Lundin shall have determined, in its sole judgment, that the Rights Plan (as defined below) does not and will not adversely affect the Hostile Bid or Lundin;

4.	Receipt of all governmental regulatory and third party approvals that Lundin considers necessary or desirable in connection with the Hostile Bid and on terms satisfactory to Lundin in its sole judgement;

5.	That Lundin shall have determined, in its sole judgment, that no inquiry, act, action, suit, demand, proceeding, objection or opposition shall have been commenced, taken, threatened or be pending before or by any governmental entity or by any elected or appointed public official or private person (including any individual, corporation, firm, group or other entity) in Canada or elsewhere, whether or not having the force of law, and no law, regulation, policy, judgment, decision, order, ruling or directive shall exist or have been proposed, enacted, entered, promulgated, amended or applied, whether or not having the force of law, in either case (i) challenging the validity or completion of the Hostile Bid; (ii) seeking to cease trade, enjoin, prohibit, make illegal, delay, restrict or impose material limitations or conditions on or make materially more costly (including by way of a temporary restraining order, preliminary or permanent injunction, decree, judgment, order or otherwise) the purchase of the Nevsun Shares; (iii) seeking to obtain from Lundin or any of its affiliates or subsidiaries or Nevsun or any of its affiliates or subsidiaries any damages, fees, levies, taxes, withholding for taxes or penalties directly or indirectly in connection with the Hostile Bid or seeking to impose limitations on the conduct of business by Nevsun or its affiliates or subsidiaries, or seeking any other remedy that, in the reasonable judgment of Lundin, would materially reduce the value of Nevsun or the Nevsun Shares; (iv) which, if the Hostile Bid (or any subsequent related transaction) were consummated, would reasonably be expected to have a material adverse effect in respect of Nevsun or Lundin or any of its affiliates; or (v) seeking to prohibit or limit the ownership or operation of the business or assets of Nevsun or its subsidiaries;

5

REJECT LUNDIN’S OFFER
TAKE NO ACTION - DO NOT TENDER YOUR NEVSUN SHARES

If you have tendered your common shares to the Lundin offer, you can withdraw your common shares from the offer by contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

6.	Lundin shall not have become aware of any material adverse claims, impairments, rights, interests, limitations or other restrictions of any kind whatsoever other than those specifically and publicly disclosed by Nevsun prior to July 16, 2018, being the date of Lundin’s announcement of its intention to make the Hostile Bid, in respect of any of Nevsun’s properties or assets, including any mineral rights or concessions;

7.	Lundin shall have determined in its sole judgment that none of the following shall exist or shall have occurred (which has not been cured or waived), or is threatened: (i) any material property, right, franchise, concession, permit, lease or licence of Nevsun or of any of its affiliates or subsidiaries has been or may be materially impaired or otherwise materially adversely affected or threatened to be materially impaired or materially adversely affected, whether as a result of the making of the Hostile Bid, taking up and paying for Nevsun Shares deposited pursuant to the Hostile Bid, the completion of a subsequent transaction or otherwise; or (ii) any covenant, term or condition in any of the notes, bonds, mortgages, indentures, licences, leases, contracts, agreements or other instruments or obligations to which Nevsun or any of its affiliates or subsidiaries is a party or to which they or any of their properties or assets are subject that might materially reduce the expected economic value to Lundin of the acquisition of Nevsun or make it inadvisable for Lundin to proceed with the Hostile Bid and/or taking up and paying for deposited Nevsun Shares pursuant to the Hostile Bid, and/or completing a subsequent transaction including, but not limited to, any default, right of termination, acceleration, right of first refusal, pre-emptive right, purchase right, loss of control or operatorship, pricing change or other event that might ensue as a result of the Offeror taking up and paying for Nevsun Shares pursuant to the Offer or completing a subsequent transaction;

8.	Lundin shall have determined, in its sole judgment, that none of Nevsun, any of its affiliates, subsidiaries or any third party has taken or proposed to take any action or has failed to take any action, or disclosed a previously undisclosed action or event which might materially reduce the expected economic value to Lundin of the acquisition of Nevsun, or might make it inadvisable for Lundin to proceed with the Hostile Bid or materially reduce the expected economic value of the assets of Nevsun, including, without limiting the generality of the foregoing, issuing, selling or authorizing any additional Nevsun Shares, shares of any other class or series in the capital of Nevsun or any of its subsidiaries, other voting securities or any securities convertible into, or options, rights or warrants, conditional or otherwise, to acquire, any of the foregoing, or any other securities or rights in respect of, in lieu of, or in substitution or exchange for, any shares in Nevsun’s or any of its subsidiaries’ share capital;

9.	Lundin shall have determined in its sole judgment that there shall have been no change, effect, event, circumstance, occurrence or state of facts, pending or threatened that has or may have a material adverse effect and that the Hostile Bid (or any subsequent related transaction), if consummated, shall not trigger a material adverse effect;

10.	Lundin shall have determined, in its sole judgment, that: no covenant, term or condition (individually or in the aggregate) exists in any material license, permit, franchise, instrument or agreement to which Nevsun or any of its subsidiaries is a party or to which it or any of its assets are subject (including without limitation, in respect of convertible securities, the Nevsun Stock Option Plan (as defined below) or any other incentive or similar plan of Nevsun) which, if the Hostile Bid or subsequent related transaction were consummated, might: (i) be impaired or otherwise materially adversely affected, or cause any obligation to vest or accelerate or become due prior to its stated due date (in each case, either immediately, or after notice or passage of time or both) that might materially reduce the value to it of Nevsun or the Nevsun Shares or might have a material adverse effect; (ii) result in any material liability or obligation of Lundin, Nevsun or any of their respective affiliates or subsidiaries; (iii) result in any breach or default under or cause the suspension or termination of, or give rise to any right of any party to suspend or terminate, any such license, permit, franchise, instrument or agreement or any material right or benefit thereunder of Nevsun; (iv) limit any material right or benefit of Nevsun under, or reduce the value, in any material respect, of any such license, permit, franchise, instrument or agreement; or (v) adversely impact or could adversely impact the ability of the Offeror to acquire, redeem or defease any convertible securities that have not been converted into, exchanged for or otherwise become Nevsun Shares at the Expiry Time or, to complete the Hostile Bid or a subsequent related transaction;

6

REJECT LUNDIN’S OFFER
TAKE NO ACTION - DO NOT TENDER YOUR NEVSUN SHARES

If you have tendered your common shares to the Lundin offer, you can withdraw your common shares from the offer by contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

11.	Lundin shall have determined in its sole judgment that there shall not have occurred, developed or been threatened on or after the date of the Hostile Bid: (i) any general suspension of trading in, or limitation on prices for, securities on the TSX, the NYSE MKT or in any national securities exchange; (ii) any extraordinary or material adverse change in the financial, banking or capital markets in Canada or the United States; (iii) a material change in currency exchange rates or a suspension of, or limitation on, the markets therefor; (iv) a declaration of a banking moratorium or any suspension of payments in respect of banks in Canada, the United States or any other jurisdiction in which Nevsun or any of its affiliates or subsidiaries operate their business; (v) any limitation (whether or not mandatory) by any governmental entity on, or other event that might affect the extension of credit by banks or other lending institutions in Canada, the United States, or any other jurisdiction in which Nevsun or any of its affiliates or subsidiaries operate their business; (vi) any natural disaster, commencement of war or armed hostilities, other acts of sabotage, military action or police action or other national or international calamity or crisis involving Canada, the United States or any other jurisdiction in which Nevsun or any of its affiliates or subsidiaries operate their business or any attack on, or outbreak or act of terror in or involving any such jurisdiction; or (vii) in the case of any of the foregoing existing at the time of the commencement of the Hostile Bid, a material acceleration or worsening thereof;

12.	Neither Lundin nor any of its affiliates shall have entered into a definitive agreement or an agreement in principle with Nevsun providing for a plan of arrangement, amalgamation, merger, acquisition of assets or other business combination with Nevsun or for the acquisition of securities of Nevsun or for the commencement of a new offer for the Nevsun Shares, pursuant to which Lundin has determined that the Hostile Bid will be terminated;

13.	Lundin shall not have become aware of any untrue statement of a material fact, or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made and at the date it was made, in any document filed by or on behalf of Nevsun with any securities regulatory authority; and

14.	None of Nevsun, its subsidiaries or any of their respective directors, officers, employees, consultants, agents or other representatives (in each case, acting in such capacity) shall have violated, or be the subject of any allegation or investigation with respect to the violation of any other laws prohibiting corruption, bribery or money laundering applicable to Nevsun, its subsidiaries or any of their respective directors, officers, employees, consultants, agents or other representatives (in each case, acting in such capacity).

NEVSUN BOARD’S UNANIMOUS RECOMMENDATIONS

The Nevsun Board carefully has reviewed and considered the Hostile Bid, with the benefit of advice from legal and financial advisors.

The Nevsun Board believes that the Hostile Bid fails to recognize the full and fair value of Nevsun and its business and is an attempt by Lundin to acquire Nevsun without offering adequate consideration to Nevsun Shareholders.

7

REJECT LUNDIN’S OFFER
TAKE NO ACTION - DO NOT TENDER YOUR NEVSUN SHARES

If you have tendered your common shares to the Lundin offer, you can withdraw your common shares from the offer by contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

After due consideration of the Hostile Bid, as described in the Lundin Circular, with the assistance of Nevsun’s legal and financial advisors, as well as the factors included in this Directors’ Circular, the Nevsun Board, based on the unanimous recommendation of the Special Committee, unanimously has concluded that the Hostile Bid is inadequate and not in the best interests of Nevsun, Nevsun Shareholders or its other stakeholders.

The Nevsun Board unanimously recommends that Nevsun Shareholders REJECT the Hostile Bid by taking no action – DO NOT TENDER your Nevsun Shares.

The Nevsun Board UNANIMOUSLY recommends that any Nevsun Shareholder who has tendered its Nevsun Shares to the Hostile Bid WITHDRAW those Nevsun Shares.

Nevsun Shareholders who already have tendered their Nevsun Shares to the Hostile Bid and who wish to obtain assistance in withdrawing them are urged to contact their broker or Laurel Hill Advisory Group, at 1-877-452-7184 (toll-free in North America), or 1-416-304-0211 (collect calls outside North America), or by email at assistance@laurelhill.com.

COMPELLING REASONS FOR REJECTING LUNDIN’S HOSTILE BID

The following is a summary of the principal reasons for the Nevsun Board’s unanimous recommendation that Nevsun Shareholders REJECT the Hostile Bid by taking no action and NOT TENDERING their Nevsun Shares.

•	The Hostile Bid fails to recognize the fundamental value of Nevsun’s highly coveted portfolio consisting of Timok, a uniquely strategic asset, and Bisha, a cash flow generating asset

o	Timok’s Upper Zone has an after-tax NAV of US$1.82 billion, low capital intensity and the highest copper grade and IRR among comparable development projects globally

o	Timok’s Lower Zone is a world class porphyry in size and grade, is among the world’s ten largest undeveloped copper projects and is open for growth

o	Timok is located within the prolific Bor mining district, which hosts considerable further exploration potential

o	At Bisha there have been four discoveries converted into resources to-date outside the original mine reserve and the large land position remains under-explored

•	The Hostile Bid is significantly below implied multiples of precedent base metals transactions – including

o	recent transactions in which major mining producers have paid approximately 1x P/NAV for quality base metal assets

o	copper transactions previously undertaken by Lundin Mining

•	The Hostile Bid is significantly below implied premiums of precedent transactions

•	Superior offers or other alternatives are expected to emerge

o	Since March 2017, Nevsun has been engaged in a Strategic Investor Process, that has created significant interest from various mining companies globally which have recognized the unique and high-quality opportunity of the Timok Project

8

REJECT LUNDIN’S OFFER
TAKE NO ACTION - DO NOT TENDER YOUR NEVSUN SHARES

If you have tendered your common shares to the Lundin offer, you can withdraw your common shares from the offer by contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

o	Four proposals have been received from major and mid-tier mining and smelting companies regarding a strategic investment in Nevsun, three at a premium to the price per share offered in the Hostile Bid and, which is worth noting, do not involve a change of control premium

o	Nevsun also is actively pursuing other potential value-maximizing alternatives to the Hostile Bid

•	The Hostile Bid is opportunistic and timed to deprive Nevsun Shareholders of future potential value

o	The Hostile Bid ignores the fundamental value generated by Nevsun’s achievement of several critical milestones at the Timok Project and operational success at the Bisha Mine in 2018

o	The Hostile Bid was timed to preempt a value-enhancing strategic financing of the Timok Project

•	The market views the Hostile Bid as inadequate

o	The Nevsun Shares have traded ABOVE the Hostile Bid price every day since the Hostile Bid was launched

o	Equity research analysts, which have a median target price of $5.88 per Nevsun Share, view the Hostile Bid as undervaluing Nevsun and expect further upside for Nevsun

•	Lundin Mining has a strong strategic imperative to secure Timok for itself and ample ability to pay a significantly higher purchase price for Nevsun

•	The Nevsun Board and the Special Committee received separate opinions from their respective financial advisors, BMO and Citi, as to the inadequacy, from a financial point of view and as of the date of such opinions, of the $4.75 per Nevsun Share cash consideration offered pursuant to the Hostile Bid

•	The Hostile Bid is highly conditional

o	The Nevsun Board is concerned that tendering your Nevsun Shares to the Hostile Bid would, in effect, constitute the grant to Lundin of an option to acquire Nevsun at an inadequate price that does not recognize the fundamental value and potential of Nevsun’s assets, particularly the Timok Project

9

REJECT LUNDIN’S OFFER
TAKE NO ACTION - DO NOT TENDER YOUR NEVSUN SHARES

If you have tendered your common shares to the Lundin offer, you can withdraw your common shares from the offer by contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

1.	The Hostile Bid fails to recognize the fundamental value of Nevsun’s highly coveted portfolio consisting of Timok, a uniquely strategic asset, and Bisha, a cash flow generating asset

The Timok copper-gold project is one of the highest quality copper discoveries in recent decades, and represents considerable short-term and long-term value for Nevsun Shareholders. The project is underpinned by a high-grade pre-feasibility stage project (the “Upper Zone”), which is directly adjacent to a high-grade, large-tonnage porphyry of the type attractive to major mining companies worldwide (the “Lower Zone”). Further, Nevsun’s portfolio is complemented by Bisha, a primary zinc producing mine, with a recently extended mine life, that is generating strong cash flows to support the development of the Upper Zone.

It is the Nevsun Board’s belief that the Hostile Bid provides inadequate value for the Upper Zone, and fails to attribute value to the world class Lower Zone resource or the value of the Bisha mine. Nevsun has made significant progress and achieved several key milestones on Timok and Bisha in recent months, despite the ongoing distraction to the Company as a result of Lundin’s repeatedly undervalued and complicated attempts to acquire Timok.

Timok Upper Zone Project

The 100%-owned Timok Upper Zone project is one of the highest quality undeveloped copper projects in the world due to its high grades, expected low capital intensity and low operating costs. Timok is located in the historic Bor mining district in Serbia within close proximity to substantial existing mine infrastructure. Serbia is a safe, politically stable jurisdiction which is supportive of mining.

On March 28, 2018, Nevsun announced the results of a robust pre-feasibility study (“PFS”) confirming the strong economics of the Upper Zone project. Highlights include:

  After tax net asset value (“NAV”) of US$1.8 billion at flat US$3.15 copper price per pound copper and eight percent discount rate;
  10 year mine life, producing over 1.7 billion pounds of payable copper;
  Sub-level cave mining, with a 3.25 million tonnes per annum conventional plant producing copper concentrate; and
  US$574 million in pre-production capital with an 80% internal rate of return (“IRR”) and under one year payback

The Timok Project has the Leading IRR Among Comparable Undeveloped Base Metals Projects Worldwide

Source: Public filings
Note: Taylor deposit shown on a zinc converted to copper grade basis using PEA metal prices and the copper price at PEA filing

While the economics of the Upper Zone project are demonstrated by the recent PFS discussed above, the Nevsun Board believes that there is significant potential to extend the Upper Zone mine life and thus further improve project returns. Nevsun’s strategic land position in the prolific Bor mining district in Serbia (split into joint ventures with Freeport and Rio Tinto) is widely believed to be one of the most prospective copper regions in Europe, with the potential to yield multiple, new Upper Zone-like and Lower Zone-like discoveries.

10

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TAKE NO ACTION - DO NOT TENDER YOUR NEVSUN SHARES

If you have tendered your common shares to the Lundin offer, you can withdraw your common shares from the offer by contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

Timok Lower Zone Project

The 60.4% owned high grade porphyry Lower Zone Project is a joint venture with Freeport.  Nevsun’s ownership interest in the Lower Zone will decline to 46% once a feasibility study has been prepared for either the Upper or Lower Zone.  The Lower Zone Project resource ranks as one of the largest undeveloped copper-gold porphyry deposits globally.

As disclosed by Nevsun in June 2018, the Timok Lower Zone inferred resource contains 1.7 billion tonnes grading 0.86% copper and 0.18 grams per tonne gold, representing 31.5 billion pounds of copper and 9.6 million ounces of gold at a relatively high grade of 0.96% copper equivalent. With this rare high-grade and large-tonnage copper-gold porphyry, Lower Zone ranks as one of the world’s top ten development staged porphyry deposits by contained metal for projects with greater than 0.50% copper grade. Copper-gold porphyry deposits like the Lower Zone have long mine life potential, making the deposits attractive as they produce through multiple market cycles and thus are less vulnerable to challenging market environments when compared to other smaller projects. Such porphyry deposits also have inherent option value through expansion and exploration upside, particularly in high commodity price environments. The Lower Zone represents one of the few high-quality copper-gold porphyry projects that currently are not owned by a large-scale mining company or governmental entity.

The Timok Lower Zone is Among the World’s Largest Undeveloped Copper Projects

Source: S&P Global Market Intelligence
Note: Based on projects with >0.50% copper grade. Primary owners with >30% ownership in the project shown.

The existing Upper Zone brownfield infrastructure will significantly de-risk the development of the Lower Zone. The Lower Zone remains open to the north and at depth. There are multiple exploration targets and exploration licenses which have the potential to host entirely new porphyry systems.

11

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TAKE NO ACTION - DO NOT TENDER YOUR NEVSUN SHARES

If you have tendered your common shares to the Lundin offer, you can withdraw your common shares from the offer by contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

Since Nevsun publicly released an initial inferred resource for the Lower Zone on June 26, 2018, the median NAV estimate of the Lower Zone increased from US$0 to US$250 million based on equity research analysts, published reports after June 26, 2018, which corresponds to a NAV per share (“NAVPS”) of approximately $1.00 per share.

Lower Zone Valued at $250 million by Equity Research Analysts

Source: Street research
Significant exploration potential exists through the future conversion of inferred resources and greenfield exploration.

Nevsun has strategic, district scale exploration positions in two mining camps. In the Bor region of Serbia the Company controls a strategic land position split between two partners Freeport and Rio Tinto. There are multiple high grade Upper Zone style exploration targets above the Lower Zone and the exploration licenses have the potential to host entirely new porphyry systems with associated high grade Upper Zone style mineralization.

Bisha

The Bisha mine (60% owned) provides Nevsun with exposure to a strong cash flow generating primary zinc mine, which supports the development of Timok. Bisha currently has a mine life through 2022 with the potential to extend the mine life, as demonstrated by Bisha’s track record of resource growth and reserve replacement.

Eight equity research analysts ascribe a median NAV of US$210 million to Bisha, which corresponds to a NAVPS of approximately $0.90 per share.

At Bisha there have been four discoveries converted into resources to-date outside the original mine reserve and the large land position remains under-explored.

12

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If you have tendered your common shares to the Lundin offer, you can withdraw your common shares from the offer by contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

Bisha: $210 million NPV Ascribed by Nevsun Equity Research Analysts

Source: Street research

2.	The Hostile Bid is significantly below implied multiples of precedent base metals transactions – including those conducted by Lundin

Lundin’s $4.75 per Nevsun Share offer implies a price to NAV (“P/NAV”) multiple of 0.7x, based on consensus NAV estimates of equity research analysts. This represents a significant discount from precedent transaction multiples of 1.0x P/NAV observed in recent comparable base metal transactions since 2015.

In the most recent precedent transaction, Arizona Mining was acquired by South32 for a purchase price that implied a multiple of 1.0x P/NAV. We note that compared to Arizona Mining’s flagship Taylor deposit, Timok represents:

(a)	Significantly higher IRR (80% for Timok vs. 48% for Taylor);
(b)	Well advanced project stage (PFS for Timok vs. Preliminary Economic Assessment for Taylor); and
(c)	A base metal commodity with better long-term industry fundamentals (copper for Timok vs. zinc for Taylor).

Lundin’s Offer is BELOW Recent Comparable Base Metal Precedent Transactions Multiples

Source: BMO estimates, FactSet, Street equity research

13

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TAKE NO ACTION - DO NOT TENDER YOUR NEVSUN SHARES

If you have tendered your common shares to the Lundin offer, you can withdraw your common shares from the offer by contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

In addition, the implied 0.7x P/NAV is well below the 1.2x P/NAV Lundin paid for other strategic copper assets, Candelaria and Tenke.

3.	The Hostile Bid is significantly below implied premiums of precedent transactions

At $4.75 per Nevsun Share, Lundin is proposing a premium of only 24% over Nevsun’s closing stock price on May 7, 2018, the day Lundin Mining first publicly announced its desire to acquire Nevsun. This premium is approximately 20% lower than those observed in precedent transactions involving base metal developer transactions, all-cash mining transactions and Canadian hostile transactions. This low premium does not, in Nevsun’s view, reflect the strategic importance, scarcity value or quality of Nevsun’s assets, nor the unique investment opportunity Nevsun affords to Lundin or any other potential acquiror at a time when high quality base metal assets are in demand.

Higher One-Day Premium of Precedent Transactions than Offered by Lundin

Source: FactSet, Street equity research.
Note: Median premiums for acquisitions since 2011 with transaction value greater than US$50 million.
Note: Unaffected Nevsun share price of $3.82 prior to Lundin’s initial public proposal announced on 7-May-2018.

Lundin’s suggestion in the Lundin Circular that the Hostile Bid should be compared to Nevsun’s share price in February of this year and represents an approximately 82% premium is misleading and ignores fundamental economic developments which have occurred since then. More importantly, Lundin’s purported premium fails to recognize significant progress that Nevsun has achieved in advancing its principal assets and reducing development and financing risk at the Timok Project.  Since February, 2018, Nevsun announced positive developments including:

  Nevsun being awarded a critical permit for the construction of the exploration decline at the Timok Upper Zone on March 1, 2018;
  Nevsun reported drill results from the Timok Lower Zone on March 26, 2018;
  Nevsun announcing the results of its PFS for the Timok Upper Zone on March 28, 2018, demonstrating an after-tax NAV of US$1.82 billion and an industry leading 80% IRR; and
  Significant exploration potential exists through the future conversion of inferred resources and greenfield exploration.
14

REJECT LUNDIN’S OFFER
TAKE NO ACTION - DO NOT TENDER YOUR NEVSUN SHARES

If you have tendered your common shares to the Lundin offer, you can withdraw your common shares from the offer by contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

These results were well received by the market and Nevsun’s share price climbed by approximately 47% from its $2.60 share price on February 7, 2018, when Lundin Mining first made a confidential proposal to Nevsun, to May 7, 2018, the date on which Lundin Mining unilaterally made its discussions with Nevsun public.

In addition, since May 7, 2018, Nevsun has announced further positive developments that have driven equity analysts to increase their NAV estimates, including:

  The Timok Lower Zone maiden resource release, which confirms the project as one of the world’s top 10 development stage porphyry deposits with a rare combination of high-grade and large tonnage;
  The Bisha mine life extension through 2022, which adds payable production of 470 million pounds of zinc and 52 million pounds of copper over this time, generating additional strong cash flows to further reduce funding requirements for the Timok Project; and
  The start of construction of the exploration decline at the Timok Upper Zone, a significant milestone in advancing and de-risking the project with the aim for commercial production in 2022.

Since the beginning of 2018 to the announcement of Lundin’s Hostile Bid on July 26, 2018, broker consensus estimates of Nevsun’s NAV have increased by approximately 20%.

4.	Superior offers or other alternatives are expected to emerge

Beginning in March 2017, Nevsun initiated the Strategic Investor Process, and began evaluating various financing alternatives to support the development of the Upper Zone of the Timok Project. This financing requirement consistently has been made clear in Nevsun’s disclosure.

Under this Strategic Investor Process, 26 parties were sent non-disclosure agreements with 18 parties executing such agreements and commencing extensive due diligence. This process culminated on August 7, 2018 with four proposals received from major or mid-tier mining and smelting companies to purchase up to a 19.9% equity interest in Nevsun and to partner with Nevsun in developing the Timok Project. Three of these proposals to acquire a non-controlling interest in Nevsun are at a premium to the price per Nevsun Share offered in the Hostile Bid for full control of Nevsun. The Nevsun Board is evaluating these proposals.

In addition, following Lundin’s commencement of the Hostile Bid on July 26, 2018, Nevsun’s financial advisor, BMO, was mandated to manage a broader Strategic Review Process for Nevsun aimed at exploring and considering potential strategic alternative transactions to the Hostile Bid that might be available in addition to the proposals received in the Strategic Investor Process, including, but not limited to, an acquisition of all of the outstanding Nevsun Shares.

Since the launch of the Strategic Review Process, Nevsun and BMO have approached, or have been approached by, a number of third parties that have expressed interest in potential value-enhancing alternative transactions to the Hostile Bid – including parties to the Strategic Investor Process. Nevsun has entered into confidentiality agreements with certain of these interested parties and has provided such parties with access to an electronic data room containing detailed information regarding Nevsun and its business. Discussions remain ongoing with these parties and several other parties that currently are either negotiating confidentiality agreements with Nevsun or otherwise have expressed an interest in potential alternative transactions.

The Hostile Bid is open for acceptance until November 9, 2018 and remains subject to numerous conditions. Accordingly, Nevsun Shareholders should be patient and understand that tendering their Nevsun Shares to the Hostile Bid before Nevsun has had an opportunity to fully explore available potential alternatives to the Hostile Bid may preclude a financially superior transaction from emerging.

15

REJECT LUNDIN’S OFFER
TAKE NO ACTION - DO NOT TENDER YOUR NEVSUN SHARES

If you have tendered your common shares to the Lundin offer, you can withdraw your common shares from the offer by contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

5.	The Hostile Bid is opportunistic and timed to deprive Nevsun Shareholders of full and fair value

The Nevsun Board believes that the timing of the Hostile Bid is highly opportunistic and, if completed, would allow Lundin to capture the upside potential value in Nevsun for Lundin Mining’s shareholders at the expense of Nevsun Shareholders. The Nevsun Board believes that Lundin launched the Hostile Bid just as the results of the Timok Upper Zone PFS had been disclosed in order to seize the value that Nevsun was poised to create. The approximately 56% increase in the trading price of Nevsun’s shares on the TSX from the beginning of 2018 through to the commencement of Lundin’s Hostile Bid on July 26, 2018 confirms the momentum that Nevsun’s management has created.

Advancing a project from development to production is generally a positive value catalyst for the project. Investors typically assign higher valuation multiples to production assets relative to early-stage development projects. In addition, the value of a project’s expansion potential is generally not fully reflected until a project with such potential reaches production.

The Hostile Bid has been timed such that Nevsun Shareholders are deprived of realizing the potential value and benefits of moving the Timok Project towards commercial production.

Illustrative Impact of Upward Multiple Re-Rating During Project Progress

Source: Street equity research

In addition, the Hostile Bid is opportunistically timed to disrupt the completion of Nevsun’s ongoing Strategic Investor Process. A strategic investment in Nevsun would substantially reduce the financing risk associated with the Upper Zone, act as a catalyst for a valuation re-rating for the entire Company, and provide Nevsun Shareholders with the ability to benefit from a fair and full value for the Company at a later date.

Unlike many of its peers, Nevsun’s financing plan is well advanced and the Nevsun Board is confident that the Upper Zone can be fully financed by 2019. Anticipated capital requirements of US$590 million are planned to be funded through three sources:

  Bisha Cash Flows. In June 2018, Nevsun announced the extension of Bisha’s mine life to 2022, and Bisha is now expected to generate in excess of US$200 million of attributable free cash flow from now until 2022 (based on street consensus zinc pricing forecasts), which will be used to fund the development of Timok.

  Strategic Equity Partner. In recent years, development stage mining companies commonly secure significant portions of equity capital from strategic counterparties, at valuations above those that would be available in broad public equity market financings. Recent examples include CITIC Metal’s US$560 million investment in Ivanhoe (2018), Newcrest’s US$250 million investment in Lundin Gold (2018) and South32’s $110 million investment in Arizona Mining (2017).
16

REJECT LUNDIN’S OFFER
TAKE NO ACTION - DO NOT TENDER YOUR NEVSUN SHARES

If you have tendered your common shares to the Lundin offer, you can withdraw your common shares from the offer by contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

As disclosed in January 2018, and in anticipation of the completion of the Upper Zone PFS, Nevsun engaged in discussions with potential strategic counterparties interested in making a significant equity investment in the Company to fund the development of Timok. Under the Strategic Investor Process, which began in March 2017, Nevsun initiated discussions with numerous potential counterparties, 26 parties were sent non-disclosure agreements, and 18 parties executing such agreements and commencing extensive due diligence. This process culminated on August 7, 2018 with four proposals received from major and mid-tier mining and smelting companies to purchase of up to a 19.9% equity interest in Nevsun and to partner with Nevsun in developing the Timok Project. Several of these proposals, to acquire a non-controlling interest in Nevsun are at a premium to the price per Nevsun Share offered in the Hostile Bid for full control of Nevsun. The Nevsun Board is currently evaluating these proposals. The proceeds from a strategic equity financing would represent all or substantially all of the expected equity financing required to fund the development of Timok. Contrary to Lundin’s assertions in the Lundin Circular, upon completion of a strategic equity financing, Nevsun would not anticipate undertaking any dilutive public equity financings or selling a royalty or stream to secure the equity capital required. The Hostile Bid is open until November 9, 2018, providing sufficient time for the Nevsun Board to consider these proposals.

  Debt Funding. Nevsun has been in discussions with a number of debt financing counterparties since the fourth quarter of 2017, many of which have entered into confidentiality agreements with Nevsun, have received management presentations and are reviewing data room documents and other information. Discussions to date have confirmed a strong market appetite to lend into a traditional project financing facility to fund the Timok Project. The Timok Project is attractive to debt providers given its favourable location, manageable capital expenditure requirement and attractive returns, even in downside price scenarios. Serbia is attractive to lenders as it offers more geo-political and fiscal stability than many other countries where top tier copper development projects are located. Additionally, several European banks are increasing their balance sheet exposure to the GDP growth offered in the Balkans, where Serbia has the added benefit of potential EU accession in the medium term. The debt facility is expected to be 50%-60% of the capital required for the project. The debt providers would consist of commercial banks, export credit agencies, and development and multi-lateral banks. The debt facility is expected to be arranged in 2019 with the final closing provision expected to be the Timok Project construction permit which is due in mid-2020.
6.	The market views the Hostile Bid as inadequate

Since the filing of Lundin’s Hostile Bid on July 26, 2018, Nevsun Shares have traded above the offer price. Nevsun believes that the performance of Nevsun Shares during this period is a strong indicator that the market believes that the Hostile Bid undervalues Nevsun.

Nevsun Closing Price Trading Above Hostile Bid

Source: FactSet

17

REJECT LUNDIN’S OFFER
TAKE NO ACTION - DO NOT TENDER YOUR NEVSUN SHARES

If you have tendered your common shares to the Lundin offer, you can withdraw your common shares from the offer by contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

The Hostile Bid represents an approximately 19% discount to analysts’ median target price of $5.88 per Nevsun Share based on eight reports issued following the announcement of the Hostile Bid. Equity research analysts believe a higher offer price is warranted, citing various deficiencies in Lundin’s offer, including:

  An implied P/NAV multiple that appears low relative to precedent transactions;
  Little-to-no value allocated for Bisha or any of Nevsun’s recent positive developments, including the Lower Zone inferred resource release and Bisha mine life extension through 2022; and
  A view that the Timok Project is a strong strategic fit for Lundin Mining’s portfolio and that there is ample ability for Lundin to raise its offer price while maintaining a NAV-neutral transaction.

“However, on a ‘sum of parts’ basis, the ~$1.4 B (~US$1.1 B) proposal still arguably values Nevsun’s European and Eritrean assets at a discount(i.e., gives no considerations for 1) Timok’s very significant Lower Zone porphyry potential, and 2) Bisha’s near-term mine-life [reserve] expansion potential or regional Eritrean exploration upside).”

-         Cormark (July 18, 2018)

“At C$4.75 per NSU share (cash), LUN is effectively offering 0.70x multiple to our NAVPS of C$6.76. If we were to take a conservative view and value NSU using an 8% discount rate and a 0.8x (1.0x) NAV multiple for Timok Upper Zone, 8% discount rate and 0.8x NAV multiple for Bisha, and ascribe $nil value for Timok Lower Zone, we arrive at a valuation of C$5.50/sh (C$6.50/sh).On this basis, which includes LUN getting Timok Lower Zone for free (46% to NSU after completion of a Feasibility Study), we believe that LUN's C$4.75/sh offer is inadequate.”

-         Eight Capital (July 17, 2018)

“Given NSU’s net cash position at the end of 1Q18 was ~$150 mln (~C$195 mln) and LUN had previously proposed an offer value of C$1.2 bln for Timok, the new proposed offer price allocates little to no value for Bisha.”

-         Raymond James (July 16, 2018)

Lundin’s Offer Price is BELOW Research Analysts’ Target Prices

Source: Bloomberg, Street equity research

18

REJECT LUNDIN’S OFFER
TAKE NO ACTION - DO NOT TENDER YOUR NEVSUN SHARES

If you have tendered your common shares to the Lundin offer, you can withdraw your common shares from the offer by contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

7.	Lundin Mining has a strong strategic imperative to secure Timok for itself with ample ability to pay a significantly higher purchase price for Nevsun

In April 2017, Lundin Mining sold its 24% interest in the Tenke copper-cobalt mine in the Democratic Republic of Congo. The sale resulted in the loss of a significant portion of Lundin Mining’s copper exposure and cash flow.

Lundin Mining’s Diminished Copper Exposure Following Tenke Stake Sale

Source: Street equity research

While the Tenke transaction resulted in a significant loss of copper exposure, the proceeds received from the sale of Tenke also resulted in Lundin Mining having one of the strongest balance sheets in the sector, with US$1.5 billion in cash, undrawn credit lines of US$350 million, and the capability to raise additional funds both in the debt and equity markets.Lundin Mining has identified Timok as a logical replacement for Tenke, as it fits with its corporate strategy of focusing on high-margin, low-cost assets with scale. Below is a chart that features regularly in Lundin Mining’s corporate investor presentations.

Lundin Mining’s Speculative Fixation on Positioning of Timok

Source: Lundin Mining investor presentation, Timok technical report, Wood Mackenzie

19

REJECT LUNDIN’S OFFER
TAKE NO ACTION - DO NOT TENDER YOUR NEVSUN SHARES

If you have tendered your common shares to the Lundin offer, you can withdraw your common shares from the offer by contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

Note: Bubble sizes represent 2017 attributable copper equivalent production based on average 2017 metal prices realized scaled relative to Candelaria’s attributable copper production. Timok metrics based on LOM average.
1. Based on relative position in the Wood Mackenzie forecast industry C1 cash cost curve (Q4 2017 data set) for the primary metal produced from the operation. Candelaria – copper; Eagle – nickel, Neves-Corvo – copper; Zinkgruvan – zinc

It is perfectly clear why Timok would be valuable to Lundin, but the question for Nevsun Shareholders is whether an offer for the Timok Project delivers full and fair value to Nevsun Shareholders. The unanimous view of Nevsun’s Board is that Lundin’s Hostile Bid does not provide adequate value for Nevsun Shareholders.

If Lundin were successful in acquiring Nevsun for $4.75 per Nevsun Share, substantial value could accrue directly to Lundin Mining’s shareholders as a result of changes to Lundin Mining’s NAVPS, a key metric for the valuation of publicly traded mining companies.

Based on equity research estimates of the NAVPS for both Lundin Mining and Nevsun, an acquisition of Nevsun at the Hostile Bid offer price could result in an increase in Lundin Mining’s NAVPS by approximately 7%, which implies that Lundin Mining’s shareholders may realize an aggregate value uplift of approximately US$ 289 million.

Implied Nevsun Market Value to Lundin Mining

Source: Public filings, FactSet, Street equity research
Note: Implied value based on Lundin Mining’s current P/NAV multiple of 0. 68x

This value creation would be the most accretive deal we have observed for Lundin Mining, a company which has a strong history of undertaking M&A to expand its operations, since 2007. In fact, Lundin Mining has a record of executing dilutive transactions to secure strategic assets within its investment criteria, indicating an ability to increase its current offer. The Nevsun Board believes that if Lundin wants to acquire Nevsun, it should be willing to provide full and fair value to do so and not take advantage of Nevsun Shareholders with a low value and opportunistic bid that transfers value to Lundin Mining.

20

REJECT LUNDIN’S OFFER
TAKE NO ACTION - DO NOT TENDER YOUR NEVSUN SHARES

If you have tendered your common shares to the Lundin offer, you can withdraw your common shares from the offer by contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

Lundin Mining Has a History of Undertaking Dilutive M&A Transactions

Source: Street research

This is not the first time that Lundin has tried to acquire Nevsun’s interest in the Timok Project for less than fair value.  In March 2016, Lundin attempted to underpay for Timok, which led to Nevsun’s successful acquisition of the project through a right of first offer.  Lundin is simply trying to underpay again.

It also is important to note that Lundin Mining on several occasions has proposed higher per share values for Nevsun, including as recently as July 3, 2018. The Hostile Bid represents less value than these prior proposals and ignores the considerable progress undertaken to date to enhance Nevsun’s fundamental value. See “Background to the Hostile Bid” on page 25.

8.	The Nevsun Board and the Special Committee have received separate opinions from their respective financial advisors as to the inadequacy, from a financial point of view and as of the date of such opinions, of the $4.75 per Nevsun Share cash consideration offered pursuant to the Hostile Bid

Nevsun’s financial advisor, BMO Nesbitt Burns Inc. (“BMO”), and the Special Committee’s financial advisor, Citigroup Global Markets Inc. (“Citi”), have provided separate written opinions, dated August 8, 2018, as to the inadequacy, from a financial point of view and as of the date of such opinions, of the $4.75 per Nevsun Share cash consideration offered to Nevsun Shareholders (other than Lundin and its affiliates) pursuant to the Hostile Bid. Copies of the written opinions of BMO and Citi, which describe, among other things, the various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, are attached to this Directors’ Circular as Schedules “B” and “C”, respectively. The opinions were provided for the information and assistance of the Nevsun Board and the Special Committee (in their respective capacities as such) in connection with their evaluation of the Hostile Bid. The opinions do not constitute a recommendation to any securityholder as to whether to tender Nevsun Shares pursuant to the Hostile Bid or as to any other action to be undertaken with respect to any matters relating to the Hostile Bid or otherwise.

The Nevsun Board recommends that you read each opinion carefully and in its entirety for a description of the procedures followed, matters considered and limitations on the reviews undertaken.

21

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TAKE NO ACTION - DO NOT TENDER YOUR NEVSUN SHARES

If you have tendered your common shares to the Lundin offer, you can withdraw your common shares from the offer by contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

9.	The Hostile Bid is Highly Conditional

The Nevsun Board believes that the Hostile Bid is highly conditional at the expense of Nevsun and Nevsun Shareholders. The Hostile Bid contains numerous conditions which must be satisfied or waived before Lundin is obligated to take up and pay for any Nevsun Shares tendered to the Hostile Bid. Many of the conditions are not subject to materiality thresholds or reasonableness standards or any other objective criteria, but rather provide Lundin with broad latitude to decline to proceed with the Hostile Bid in its sole judgement. As a result, tendering Nevsun Shares to the Hostile Bid would, in effect, grant Lundin an option to acquire Nevsun Shares at a price that the Nevsun Board views as inadequate. It is anticipated that Lundin will be required to waive a number of conditions for the Hostile Bid to proceed.

In addition, if Lundin does not complete the acquisition of Nevsun Shares tendered to the Hostile Bid because one of the numerous discretionary conditions imposed is not fulfilled or waived, the failure of the Hostile Bid could adversely affect the public’s perception of Nevsun and its business. Ultimately, Nevsun Shareholders face a high risk of non-completion pursuant to the Hostile Bid.

22

REJECT LUNDIN’S OFFER
TAKE NO ACTION - DO NOT TENDER YOUR NEVSUN SHARES

If you have tendered your common shares to the Lundin offer, you can withdraw your common shares from the offer by contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

CONCLUSIONS AND RECOMMENDATIONS

For the reasons outlined above, the Nevsun Board unanimously believes that the Hostile Bid fails to recognize the full and fair value of Nevsun and its business and is an attempt by Lundin to acquire Nevsun without offering adequate consideration to Nevsun Shareholders.

The Nevsun Board unanimously recommends that Nevsun Shareholders REJECT the Hostile Bid by taking no action – DO NOT TENDER your Nevsun Shares

The Nevsun Board UNANIMOUSLY recommends that any Nevsun Shareholder who has tendered its Nevsun Shares to the Hostile Bid WITHDRAW those Nevsun Shares.

The foregoing summary of the information and factors considered by the Nevsun Board is not intended to be exhaustive of the information, factors and analysis considered by the Nevsun Board in reaching its conclusions and recommending that Nevsun Shareholders reject the Hostile Bid, but includes the material information, factors and analysis considered by the Nevsun Board in reaching its conclusions and recommendations. The Nevsun Board evaluated various factors summarized above in light of its own knowledge of the business, financial condition and prospects of Nevsun, and taking into account the advice of Nevsun’s legal and financial advisors and the recommendation of the Special Committee. Given the numerous factors considered in connection with its evaluation of the Hostile Bid, the Nevsun Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weight to specific factors in reaching its conclusion and recommendation. In addition, individual members of the Nevsun Board may have given different weight to different factors.

Nevsun Shareholders should consider the terms of the Hostile Bid carefully and come to their own decision as to whether to accept or reject the Hostile Bid.

HOW TO REJECT THE HOSTILE BID

To reject the Hostile Bid,  TAKE NO ACTION – DO NOT TENDER YOUR NEVSUN SHARES.  Simply disregard any materials provided by Lundin.

HOW TO WITHDRAW YOUR DEPOSITED NEVSUN SHARES

Nevsun Shareholders who already have tendered their Nevsun Shares to the Hostile Bid can WITHDRAW them at any time before they have been taken up by Lundin pursuant to the Hostile Bid by calling Laurel Hill Advisory Group at 1-877-452-7184 (toll-free in North America), or 1-416-304-0211 (collect calls outside North America), or by email at assistance@laurelhill.com.

Nevsun Shareholders who hold Nevsun Shares through a brokerage firm or other nominee should contact their broker or nominee to withdraw their Nevsun Shares on their behalf. If Nevsun Shares have been deposited pursuant to the procedures for book-entry transfer, as set out on pages 14 to 15 of the Lundin Circular under the heading “3. Manner of Acceptance – Book-Entry Transfer”, any notice of withdrawal must specify the name and number of the account at CDS or DTC, as applicable, to be credited with the withdrawn Nevsun Shares and otherwise comply with the procedures of CDS or DTC, as applicable.

INTENTION OF DIRECTORS AND OFFICERS WITH RESPECT TO THE HOSTILE BID

All of Nevsun’s directors and senior officers have advised Nevsun of their intention, as of the date of this Directors’ Circular, NOT to tender their Nevsun Shares to the Hostile Bid.

23

REJECT LUNDIN’S OFFER
TAKE NO ACTION - DO NOT TENDER YOUR NEVSUN SHARES

If you have tendered your common shares to the Lundin offer, you can withdraw your common shares from the offer by contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

To the knowledge of Nevsun’s directors and officers, after reasonable enquiry, no insider of Nevsun, no associate or affiliate of any director, officer or other insider of Nevsun, no associate or affiliate of Nevsun nor any Person acting jointly or in concert with Nevsun has accepted or indicated an intention to accept the Hostile Bid.

24

REJECT LUNDIN’S OFFER
TAKE NO ACTION - DO NOT TENDER YOUR NEVSUN SHARES

If you have tendered your common shares to the Lundin offer, you can withdraw your common shares from the offer by contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

BACKGROUND TO THE HOSTILE BID

The Nevsun Board believes that it is important for Nevsun Shareholders to understand the context in which the Hostile Bid was made in order to better understand the rationale for the Nevsun Board’s response to the Hostile Bid and recommendation to REJECT the Hostile Bid as set out in this Directors’ Circular.

Lundin Mining’s first failed attempt to acquire a stake in Timok

Lundin Mining’s pursuit of Nevsun’s Timok Project dates to at least March 2016 when Lundin Mining first announced that it had entered into a purchase agreement with an affiliate of Freeport-McMoRan Inc. (“Freeport”) to acquire 100% of Freeport’s stake in the Upper Zone of the Cukaru Peki deposit, comprising a portion of the Timok Project and 28% of Freeport’s interest in the Lower Zone of the deposit. The purchase agreement was subject to a right of first offer held by an affiliate of Reservoir Minerals Inc. (“Reservoir”).  Nevsun successfully financed Reservoir’s exercise of the right of first offer and acquired Reservoir, thereby acquiring the rights Lundin Mining sought and providing Nevsun with ownership interests in the Timok Project in June 2016 when it completed the acquisition of Reservoir.

Nevsun initiates a Strategic Investor Process to enhance the fundamental value of its assets

Beginning in March 2017, Nevsun began evaluating various financing alternatives to support the development of the Upper Zone of the Timok Project (the “Strategic Investor Process”).  While Nevsun enjoys healthy cash flows from the Bisha Mine and currently has no long-term debt, it will not have sufficient funds from available cash to build out the Upper Zone.  As such, Nevsun needed to consider its financing alternatives. This financing requirement consistently has been made clear in Nevsun’s disclosure.

During 2017, Nevsun received inbound inquiries from various strategic investors, and by December 2017 management outlined to the Nevsun Board a path to financing Timok, which included an in-depth discussion of the merits of pursuing potential strategic investors.  Four specific potential investors were considered by the Nevsun Board on the basis of prior management discussions with those parties.

In addition to the interest of potential strategic investors under the Strategic Investor Process, the Company regularly receives inbound inquiries requesting information about Nevsun and its projects, indicating that there is substantial interest from multiple parties in transacting with Nevsun.

Lundin Mining expresses its interest in acquiring Nevsun’s stake in the Timok Project

From May 2017 to September 2017, there were several informal overtures from Mr. Paul Conibear, President and Chief Executive Officer of Lundin Mining, to Mr. Peter Kukielski, President and Chief Executive Officer of Nevsun.

On October 31, 2017, Mr. Conibear met with Mr. Kukielski in London to discuss Lundin Mining’s interest in acquiring Nevsun’s stake in the Timok Project. At that time, Lundin Mining advised Nevsun that it was pursuing this initiative with a third party that was interested in acquiring Nevsun’s stake in the Bisha Mine in Eritrea. Mr. Kukielski did not dissuade Lundin Mining from making an offer, but advised that it would need to reflect a compelling premium to the current trading price of Nevsun Shares. Mr. Conibear and Mr. Kukielski agreed to remain in touch and meet once Lundin Mining had progressed its views on valuation, taking into account information contained in Nevsun’s Preliminary Economic Assessment (“PEA”) for the Timok Upper Zone, for which a technical report was scheduled to be issued in December 2017. On December 6, 2017, Nevsun announced the filing of a technical report for the Timok Upper Zone PEA.

25

REJECT LUNDIN’S OFFER
TAKE NO ACTION - DO NOT TENDER YOUR NEVSUN SHARES

If you have tendered your common shares to the Lundin offer, you can withdraw your common shares from the offer by contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

On December 18, 2017, Mr. William Rand, Lead Director of Lundin Mining, and Mr. Conibear met with Mr. Kukielski to further discuss a potential joint proposal by Lundin Mining and a third party to acquire Nevsun. Lundin Mining indicated its intention to submit a joint acquisition proposal with the third party in January 2018, but no such joint acquisition proposal was ever submitted.

Lundin Mining’s first highly conditional, low value offer

On February 7, 2018, Lundin Mining submitted a highly conditional formal proposal in writing to acquire all outstanding Nevsun Shares for $3.43 per Nevsun Share in cash. The proposal also contemplated a spin-out of Nevsun’s stake in the Bisha Mine into a new company the common shares of which would be distributed to Nevsun Shareholders. Lundin Mining valued this Bisha spin-out at $0.32 per Nevsun Share. Lundin Mining indicated that the Bisha spin-out was necessary as Lundin Mining, for internal reasons, was unwilling to own the Bisha Mine. The notional aggregate $3.75 price per Nevsun Share represented an approximately 44% premium to the closing price of Nevsun Shares on February 6, 2018 on the TSX and an approximately 34% premium to Nevsun’s 20-day volume weighted average price on the TSX for the period ended February 6, 2018.  Lundin Mining demanded a 60-day period of exclusive discussions, at a time when Nevsun had made no public announcement of having canvassed the market in a strategic review process. Accordingly, Nevsun did not have the necessary information to fully evaluate an offer for the entire Company at that time.  However, Nevsun had discussed indicative terms with potential strategic investors under the Strategic Investor Process for the issuance of up to 19.9% of outstanding Nevsun Shares at a premium to the trading price of Nevsun Shares in December 2017, a month in which closing prices ranged from $2.77 to $3.08 per Nevsun Share. Accordingly, Lundin Mining’s offer appeared to be substantially below the amount that could be expected for a change of control transaction.  Nevsun also had concerns with the notional value of $0.32 attributed by Lundin Mining to the Bisha spin-out company, due to tax leakage, transaction costs, a misaligned shareholder base in the new Bisha-focused company and challenges that the new company would face in attracting investors.

In order to facilitate the consideration of Lundin Mining’s offer and ensure that fair consideration was given to it, a special committee of three experienced independent directors was formed by the Nevsun Board on February 13, 2018 (the “Special Committee”). The Special Committee subsequently engaged Borden Ladner Gervais LLP (“BLG”) to provide independent legal advice and Citi as its independent financial advisor. From February 27, 2018 to August 8, 2018, the Special Committee has met 28 times.

On February 14, 2018, the Nevsun Board, on the recommendation of the Special Committee and taking into account advice received from Nevsun’s legal and financial advisors, dismissed Lundin Mining’s proposed $3.43 offer price as wholly inadequate. Further, the demand for a 60-day exclusivity period, which would have prevented Nevsun from advancing the Strategic Investor Process and potentially uncovering additional value by soliciting other potential bidders for Nevsun, was rejected as inappropriate.  Lundin had insisted on treatment usually reserved for a preemptive offer for a proposal which undervalued the Company.

Lundin Mining puts forth an even lower value proposal

On February 25, 2018, Mr. Kukielski and Mr. Lukas Lundin, Chairman of Lundin Mining, met to further discuss a potential business combination involving Nevsun and Nevsun’s concerns with Lundin Mining’s February 7, 2018 proposal. Mr. Lundin provided an even lower, all cash proposal of $3.60 per Nevsun Share (for Nevsun and all of its assets), along with a demand for confidential information.  The proposed $3.60 price per Nevsun Share represented an approximately 29% premium to the closing price of Nevsun Shares on February 23, 2018 on the TSX and an approximately 32% premium to Nevsun’s 20-day volume weighted average price on the TSX for the period ended February 23, 2018.

Despite the declining premium, on February 26 and 27, 2018, representatives of Nevsun continued to meet with Lundin Mining to discuss the February 25th proposal.  The Special Committee decided to provide confidential information to Lundin Mining based on these discussions and Mr. Lundin’s oral indication of a willingness, with access to confidential information, to improve the economic value of Lundin Mining’s proposal to $4.25 per Nevsun Share. Mr. Kukielski indicated to Mr. Lundin that with access to due diligence, he was certain that Lundin Mining would find sufficient value to improve its proposal substantially. Nevsun entered into a confidentiality agreement with Lundin Mining on February 28, 2018, which granted Lundin Mining an exclusive right to negotiate with Nevsun until April 2, 2018.

26

REJECT LUNDIN’S OFFER
TAKE NO ACTION - DO NOT TENDER YOUR NEVSUN SHARES

If you have tendered your common shares to the Lundin offer, you can withdraw your common shares from the offer by contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

Nevsun made genuine attempts to educate Lundin Mining as to the underlying value of the Timok Project and Nevsun’s other assets during the exclusivity period.  An extensive electronic data room was opened and Nevsun’s management made itself available for a number of sessions, both in Vancouver and in Toronto, to address Lundin Mining’s technical and corporate questions concerning Nevsun.  Although Nevsun expended considerable effort to assist Lundin Mining’s due diligence review of the Timok Project, Lundin Mining did not conduct a meaningful due diligence review of the Bisha Mine nor did Lundin Mining make any further proposal to, or attempt to negotiate a transaction with, Nevsun during the exclusivity period.  The only feedback provided during the exclusivity period was that Lundin Mining was impressed by Nevsun’s management team and its helpfulness and transparency.

On April 3, 2018, after the expiry of the exclusivity period, Mr. Conibear met with Mr. Kukielski in Vancouver and advised that, for internal reasons, Lundin Mining’s board of directors had determined that Lundin Mining was no longer able to make an offer to acquire Nevsun and its assets as a whole, and in particular the Bisha Mine.  Instead, Lundin Mining now proposed to acquire the Timok Project and Nevsun’s European mineral assets for $4.00 per Nevsun Share, consisting of $2.00 in cash and $2.00 in Lundin Shares. Lundin Mining attributed $1.00 of value per Nevsun Share to Nevsun as a standalone public entity that would continue to hold the Bisha Mine. The notional aggregate $5.00 price per Nevsun Share represented an approximately 58% premium to the closing price of Nevsun Shares on April 2, 2018 on the TSX and an approximately 66% premium to Nevsun’s 20-day volume weighted average price on the TSX for the period ended April 2, 2018.

The Special Committee met twice, and the Nevsun Board met once, with the assistance of legal and financial advisors, to consider Lundin Mining’s April 3, 2018 proposal. The Special Committee determined that Lundin Mining’s April 3rd proposal was inadequate, both in terms of value and structure.  Once again, the Special Committee had concerns regarding the notional $1.00 of value attributed to a Bisha-focused Nevsun entity. On April 9, 2018, Mr. Kukielski contacted Mr. Conibear by telephone and advised him that Nevsun had determined that Lundin Mining’s April 3rd proposal was inadequate and summarized Nevsun’s reasons for such determination. In particular, Mr. Kukielski indicated that the proposed acquisition of Nevsun’s European assets did not provide a compelling value proposition that would either justify the sale of the Timok Project or the restructuring of Nevsun as a standalone public entity with the Bisha Mine as its sole material asset. Furthermore, Mr. Kukielski expressed Nevsun’s concerns that the remaining Nevsun entity would have a misaligned shareholder base, as well as diminished capital as a result of high transactions costs, including tax leakage, and would not be an attractive equity investment for new investors.

Nevsun continues to focus on enhancing the fundamental value of the Company’s assets

Both during and after the exclusivity period, Nevsun continued to direct its management’s efforts to advancing its projects. Nevsun was awarded the critical permit for the construction of the exploration decline at the Timok Project on March 1, 2018 and immediately commenced preparatory work and contracting for construction of the decline.  On March 26, 2018, Nevsun reported drill results from the Lower Zone of the Timok Project and on March 28, 2018, announced the results of its PFS for the Timok Upper Zone.  These results were well received by the market and the trading price of Nevsun Shares increased by approximately 47% from its $2.60 closing price on February 7, 2018, when Lundin Mining first made a confidential proposal to Nevsun, to May 7, 2018, the date on which Lundin Mining unilaterally made its discussions with Nevsun public.

27

REJECT LUNDIN’S OFFER
TAKE NO ACTION - DO NOT TENDER YOUR NEVSUN SHARES

If you have tendered your common shares to the Lundin offer, you can withdraw your common shares from the offer by contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

Nevsun’s Board and management demonstrate openness to value-enhancing transactions

In addition to continuing to advance and de-risk its assets, after the expiry of the exclusivity period Nevsun continued with its Strategic Investor Process to secure financing for the Timok Upper Zone. In addition to the parties that already had been in discussions with Nevsun, BMO, Nevsun’s financial advisor, identified a number of additional potential strategic investors and began approaching such parties to assess their potential interest in a transaction with Nevsun. By April 27, 2018, eight potential strategic investors had signed non-disclosure agreements and four formal proposals for various types of strategic investments and related technical project support had been received.  In order to provide structure to the process, all parties were informed that a formal process letter would be distributed in order to solicit proposals in a manner that would enable all interested parties to present a proposal.  Ultimately, 26 parties were sent non-disclosure agreements, with 18 parties executing such agreements and commencing extensive due diligence. On May 1, 2018, BMO distributed process letters to the eight parties that had signed non-disclosure agreements at that point.  The process letter specified a deadline of June 8, 2018 for interested parties to submit indicative non-binding proposals.

Lundin Mining introduces a new partner and a problematic structure

On April 30, 2018, Nevsun received a confidential joint proposal (the “Euro Sun Proposal”) in writing from Lundin Mining and Euro Sun Mining Inc. (“Euro Sun”). The proposed price included in the Euro Sun Proposal was a notional $5.00 per Nevsun Share, comprised of $2.00 in cash, $2.00 of Lundin Shares and $1.00 of Euro Sun shares.  Under the Euro Sun Proposal, Euro Sun would acquire Nevsun and then sell the Timok Project to Lundin Mining, subject to the expiry or waiver of a 60-day right of first refusal held by Freeport.  The proposal required Nevsun to respond by May 2, 2018.  The notional $5.00 price per Nevsun Share represented an approximately 40% premium to the closing price of Nevsun Shares on April 27, 2018 on the TSX and an approximately 50% premium to Nevsun’s 20-day volume weighted average price on the TSX for the period ended April 27, 2018.

Euro Sun is a junior, non-producing mineral exploration company listed on the TSX, with a market capitalization at the time of approximately $51 million. Euro Sun’s primary asset is the low grade Rovina development project in Romania.

The Special Committee met in the early morning of May 2, 2018 to consider the Euro Sun Proposal. After discussion, the Special Committee recommended that Nevsun request that Lundin Mining and Euro Sun provide Nevsun with five additional days to consider the proposal further, since many of Nevsun’s senior officers were at the time in transit between Nevsun’s projects in Europe and Africa.

Later that day, Euro Sun’s director, Mr. Stan Bharti, spoke with representatives of Citi regarding the Euro Sun Proposal. Mr. Bharti stated that both Lundin Mining and Euro Sun were extremely concerned that Nevsun was about to announce a transaction that might involve a metals streaming arrangement with a third party, and this prompted the desire to receive a response from Nevsun by the end of the day on May 2, 2018. Consistent with its discussions with the Special Committee, Citi conveyed that Nevsun did not intend to announce a strategic investment or metals streaming arrangement prior to May 7, 2018, which was later confirmed in writing by Nevsun. Accordingly, Lundin Mining and Euro Sun agreed to provide Nevsun until May 7, 2018 to respond to their proposal.

The Special Committee met four more times, and the Nevsun Board met once, to consider further the Euro Sun Proposal with the assistance of Nevsun’s and the Special Committee’s legal and financial advisors. The Special Committee determined that the Euro Sun Proposal was both undervalued and structurally problematic given Lundin Mining’s continued unwillingness to take ownership of the Bisha Mine.

On May 7, 2018, Mr. Kukielski travelled to Toronto and met with Mr. Conibear and Mr. G. Scott Moore, Euro Sun’s President and Chief Executive Officer, to discuss Nevsun’s concerns regarding the Euro Sun Proposal and to examine possible alternative partners for the acquisition of the Bisha Mine and alternative transaction structures, including Lundin Mining’s potential participation in the Strategic Investor Process. Mr. Conibear advised that Lundin Mining was unwilling to consider other transaction structures. Following these meetings Nevsun formally responded to Lundin Mining and Euro Sun, rejecting the Euro Sun Proposal.

28

REJECT LUNDIN’S OFFER
TAKE NO ACTION - DO NOT TENDER YOUR NEVSUN SHARES

If you have tendered your common shares to the Lundin offer, you can withdraw your common shares from the offer by contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

Lundin Mining and Euro Sun make their proposal public

On May 7, 2018 Lundin Mining and Euro Sun disseminated a news release disclosing the Euro Sun Proposal and Nevsun’s rejection of this proposal.

Nevsun responded by issuing a news release on May 8, 2018, explaining its decision to reject the Euro Sun Proposal.  The press release noted that Nevsun had determined that the Euro Sun Proposal had material deficiencies, including a problematic structure that in Nevsun’s view would dilute Nevsun Shareholders’ participation in the potential upside value of the Timok Project once combined with Lundin Mining’s larger portfolio of properties, while owning more than 70% of a company that contained the Bisha Mine, Rovina and a greatly reduced cash position (after approximately two-thirds of Nevsun’s current cash would be applied to pay tax and transaction costs), leaving insufficient funds for building out the next phase of the Bisha Mine and the work necessary for determining the potential value of Rovina.  Given this problematic structure, Nevsun believed that the proposed transaction had significant risk of non-completion and the value proposed was fundamentally uncertain. Despite Lundin Mining’s assertions that the Euro Sun Proposal was worth $5.00 per Nevsun Share, the trading prices in Nevsun Shares and Euro Sun’s shares following public disclosure of their proposal demonstrated the market’s skepticism regarding Euro Sun’s and Lundin Mining’s claims regarding the transaction’s value.

Euro Sun proposes a revised structure, without notifying Lundin Mining

On June 4, 2018, Euro Sun issued a press release announcing an amendment to the Euro Sun Proposal to include $150 million in cash from Euro Sun along with a reduction in the number of Euro Sun shares to be issued (to $150 million in value of Euro Sun shares). That same day, Mr. Kukielski spoke with Mr. Conibear, who informed him that Lundin Mining had no prior knowledge of Euro Sun’s intention to alter the Euro Sun Proposal. The Special Committee met to discuss the revised Euro Sun Proposal with Nevsun’s and the Special Committee’s legal and financial advisors. The Special Committee determined that the revised Euro Sun Proposal did not change its prior conclusion regarding the inadequacy of the original Euro Sun Proposal. Furthermore, Euro Sun did not appear, based on publicly available information, to have sufficient available cash on its balance sheet, to finance the cash portion of its altered proposal and there was no indication as to Euro Sun’s financing sources.

Despite the public announcements by Euro Sun and Lundin Mining of their intention to make a joint bid led by Euro Sun directly to Nevsun Shareholders, no formal bid was made by Euro Sun.

Nevsun continues its focus on shareholder value through the advancement of its projects and the Strategic Investor Process

On June 5, 2018, Nevsun broke ground on the exploration decline at the Timok Project’s Upper Zone and commenced additional regional drilling focused on high grade Upper Zone-style mineralization.  On June 14, 2018, Nevsun, together with its Eritrean partner ENAMCO, announced the approval of an extension to the Bisha Mine to add 3.3 million tonnes of high-grade ore to the mill and extend operations through the full year 2022.  Finally, on June 26, Nevsun announced the initial inferred resource for the Lower Zone of the Timok Project of 1.7 billion tonnes grading 0.86% copper and 0.18 grams per tonne gold, representing 31.5 billion pounds of copper and 9.6 million ounces of gold.

In May and June 2018, Nevsun also continued to advance its Strategic Investor Process, culminating in the receipt of proposals from eight parties indicating their interest in purchasing up to a 19.9% equity stake in Nevsun along with various proposals to partner with Nevsun in developing the Timok Project. Commencing on June 15, 2018, Nevsun invited these parties to participate in phase 2 of the Strategic Investor Process and requested final forms of definitive agreements for a proposed strategic investment in a timely manner, with a target completion date of August 7, 2018. In order to ensure that all parties had access to sufficient information, numerous management presentations and site visits with interested parties were conducted in June and early July 2018.

29

REJECT LUNDIN’S OFFER
TAKE NO ACTION - DO NOT TENDER YOUR NEVSUN SHARES

If you have tendered your common shares to the Lundin offer, you can withdraw your common shares from the offer by contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

Lundin Mining fails to address market skepticism and Nevsun’s concerns with problematic proposal

On June 18, 2018, Mr. Kukielski received a call from Mr. Conibear. On that call Mr. Conibear indicated that Lundin Mining was exploring alternatives to the Euro Sun Proposal that addressed Nevsun’s value and structure concerns. Mr. Conibear indicated that, in addition to Euro Sun, Lundin Mining had identified three other potential buyers that would be willing to purchase the Bisha Mine, as apparently Lundin Mining was still unwilling to acquire ownership of the Bisha Mine, continuing the pattern of only pursuing complex, multi-party transactions. Mr. Kukielski indicated that Nevsun’s strong preference was to receive a proposal from Lundin Mining that both fully valued Nevsun’s assets and consisted of cash or cash and Lundin Mining shares only.

On June 25, 2018, Mr. Ian Pearce, Chair of the Board of Nevsun, met with Mr. Conibear and delivered a similar message to him that Nevsun would react favourably to a fully valued proposal that was substantially more streamlined than the Euro Sun Proposal. Also in that week, Nevsun continued to meet with parties participating in the Strategic Investor Process to provide them with management presentations and to assist them with their technical due diligence review.

Lundin Mining introduces another new partner, and another structure

On July 3, 2018, Nevsun received a letter, jointly signed by Mr. Conibear and the Chief Executive Officer of another Canadian mining company (“Lundin’s Second Partner”), proposing a transaction to acquire all outstanding Nevsun Shares for $5.00 per share, with $3.00 payable in cash and $2.00 payable in Lundin Mining shares.  The proposal was conditioned on Lundin Mining and Lundin’s Second Partner completing a due diligence review of Nevsun and indicated that the next step would be to negotiate non-disclosure agreements. The $5.00 price per Nevsun Share represented an approximately 9% premium to the closing price of Nevsun Shares on June 29, 2018 on the TSX and an approximately 15% premium to Nevsun’s 20-day volume weighted average price on the TSX for the period ended June 29, 2018. The July 3rd proposal also represented an approximately 31% premium to Nevsun’s closing price on the TSX on May 7, 2018 – the trading day prior to Lundin Mining’s public announcement of the Euro Sun Proposal – and an approximately 45% premium to Nevsun’s 20-day volume weighted average price on the TSX for the period ended May 7, 2018.

On July 4, 2018, Mr. Kukielski spoke to Mr. Conibear and the CEO of Lundin’s Second Partner who called to introduce their proposal. Both Mr. Conibear and the CEO of Lundin’s Second Partner indicated on the call that they would be willing to sign non-disclosure agreements with a standstill provision in order to commence a due diligence review. Their proposed plan to advance negotiations was to sign non-disclosure agreements within one week and to spend two weeks for a due diligence review.

On the morning of July 5, 2018, the Special Committee met with Nevsun’s management, as well as Nevsun’s and the Special Committee’s legal and financial advisors.  The Special Committee decided that while the value reflected in the July 3rd proposal still represented only a marginal premium for control of Nevsun’s assets, it was sufficient to warrant further discussions, especially since Mr. Conibear had indicated that Lundin Mining would be willing to proceed in a more constructive and less confrontational manner than in prior discussions. Mr. Kukielski spoke with Mr. Conibear and the CEO of Lundin’s Second Partner in the afternoon of July 5 to convey that Nevsun and the Special Committee appreciated the structural modification reflected in the July 3rd proposal and that Nevsun would provide data room access as soon as the non-disclosure agreements with standstill provisions were executed and begin working toward arranging a site visit at the Bisha Mine.  Mr. Kukielski indicated that the Strategic Investor Process remained underway and that Nevsun expected to receive attractive proposals.  He also stressed that Nevsun had no tolerance for negotiating a transaction through press releases, as had occurred with the Euro Sun Proposal.  Mr. Conibear responded that Lundin Mining had zero intention of doing so.

30

REJECT LUNDIN’S OFFER
TAKE NO ACTION - DO NOT TENDER YOUR NEVSUN SHARES

If you have tendered your common shares to the Lundin offer, you can withdraw your common shares from the offer by contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

Lundin Mining fails to agree to the same standstill terms agreed to by its partner

As instructed by the Special Committee, Nevsun management proceeded to prepare for negotiations with Lundin Mining and Lundin’s Second Partner and to send them the same confidentiality and standstill provisions as were included in the non-disclosure agreements provided to participants in the Strategic Investor Process.  Management subsequently did so and Lundin’s Second Partner entered into a non-disclosure agreement on those terms on July 10, 2018.

Lundin Mining, however, contrary to Mr. Conibear’s statements, refused to agree to the standstill provisions even though those terms were substantially the same as those agreed to with 18 other parties in the prior three months and identical to the terms agreed to by Lundin’s Second Partner.

On July 12, 2018, a representative of Lundin Mining called BMO requesting changes to the standstill provision as previously presented. BMO explained to the Lundin Mining representative that the terms were the same as had been agreed to with other parties, including Lundin’s Second Partner.  Lundin Mining nonetheless refused to agree to the standstill provision.

Lundin Mining breaks with its partner and announces hostile offer at lower price than previously indicated

On July 16, 2018, Lundin Mining announced by press release its intention to make the Hostile Bid. Prior to this announcement, there had been no advance notice to Nevsun that Lundin Mining was considering launching the Hostile Bid. The $4.75 price per Nevsun Share under the Hostile Bid represented an approximately 24% premium to the closing price of Nevsun Shares on the TSX on May 7, 2018 – the trading day prior to Lundin Mining’s public announcement of the Euro Sun Proposal – and an approximately 38% premium to Nevsun’s 20-day volume weighted average price on the TSX for the period ended May 7, 2018.

Later that day, representatives of Nevsun spoke with representatives of Lundin’s Second Partner, who indicated that they also were unaware that Lundin Mining had planned to announce a unilateral unsolicited bid.  Later the same day, Mr. Kukielski received a call from Mr. Conibear. On that call Mr. Conibear conceded that the announcement of the Hostile Bid would have been a surprise to Nevsun given its divergence from the tone of recent discussions between the two companies. Mr. Conibear advised that Lundin Mining’s change in approach had resulted from three key developments: first, a growing concern that Lundin Mining would be unable to negotiate a price that met Nevsun’s expectations; second, a desire to preempt Nevsun’s Strategic Investor Process, which Lundin Mining believed was nearing an imminent conclusion; and third, that positive press on Eritrea had caused Lundin Mining’s board to rethink Lundin Mining’s previous opposition to owning the Bisha Mine.

On July 25, 2018, Lundin Mining announced a CEO succession, stating that Mr. Conibear would retire by the end of 2018.

On July 26, 2018, the Hostile Bid was formally commenced by publication of an advertisement in the National Edition of The Globe and Mail in English, and in Québec, in Le Devoir, in French and the Lundin Circular, a Letter of Transmittal and a Notice of Guaranteed Delivery were delivered to Nevsun and filed with the Canadian Regulatory Authorities on SEDAR and the SEC on EDGAR.

RESPONSE TO THE HOSTILE BID

On the evening of July 16, 2018, the Special Committee met with Nevsun’s and the Special Committee’s legal and financial advisors to review and evaluate the terms of the Hostile Bid and related matters.  As no formal offer had yet been made, the Special Committee instructed management to issue a press release advising Nevsun Shareholders to take no action and indicating that a response would be forthcoming if and when a formal take-over bid was made.

31

REJECT LUNDIN’S OFFER
TAKE NO ACTION - DO NOT TENDER YOUR NEVSUN SHARES

If you have tendered your common shares to the Lundin offer, you can withdraw your common shares from the offer by contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

On July 26, 2018, Lundin published its take-over bid circular. That day, Nevsun issued a press release acknowledging receipt of the Hostile Bid and advising Nevsun Shareholders to take no action until the Board made a formal recommendation.

On July 26, August 2 and August 8, 2018, the Special Committee met again with its legal and financial advisors.  At these meetings, the Special Committee reviewed with assistance from its legal advisor the material terms and conditions of the Hostile Bid, the contents of the Lundin Circular and the Special Committee’s fiduciary duties in the circumstances. Also at the August 8, 2018 meeting, Citi reviewed with the Special Committee certain financial matters and rendered an oral opinion to the Special Committee, confirmed by delivery of a written opinion dated August 8, 2018, to the effect that, as of such date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken described in such opinion, the consideration of $4.75 in cash per Nevsun Share offered to Nevsun Shareholders (other than Lundin and its affiliates) pursuant to the Hostile Bid was inadequate, from a financial point of view, to such holders.  After a thorough and careful review and consideration of the best interests of Nevsun and the impact on, and consideration of, Nevsun Shareholders and Nevsun’s other stakeholders, the Special Committee concluded that the Hostile Bid is not in the best interests of Nevsun as it does not recognize the full and fair value of Nevsun and its business and is an attempt by Lundin to acquire Nevsun without offering adequate consideration to Nevsun Shareholders. The Special Committee then approved in principle the reasons for rejection of the Hostile Bid substantially as set out in this Directors’ Circular and recommended to the Nevsun Board that it recommend to Nevsun Shareholders that they reject the Hostile Bid.

On August 8, 2018, the Nevsun Board met with its legal and financial advisors and, after a thorough and careful review and consideration of the best interests of Nevsun and the impact on, and consideration of Nevsun Shareholders and Nevsun’s other stakeholders, including a thorough review of the Hostile Bid and the Lundin Circular, and after receiving the unanimous recommendations of the Special Committee and a verbal opinion from BMO (whose opinion was subsequently confirmed in writing, a copy of which are attached as Schedule “B” to this Directors’ Circular) that as of August 8, 2018 and based upon and subject to certain assumptions, limitations and qualifications set forth therein and such other matters as BMO considered relevant, the consideration of $4.75 per Nevsun Share provided for under the Hostile Bid is inadequate from a financial point of view to the Nevsun Shareholders, as well as a thorough review of other matters discussed elsewhere in this Directors’ Circular, the Nevsun Board, determined that the Hostile Bid is inadequate and is not in the best interests of Nevsun, and decided to recommend that Nevsun Shareholders reject the Hostile Bid by taking no action–do not tender your Nevsun Shares.

OPINION OF NEVSUN’S FINANCIAL ADVISOR

BMO was formally engaged by Nevsun to act as financial advisor to the Nevsun Board on January 23, 2017. Pursuant to the engagement agreement it entered into with Nevsun, BMO agreed to provide, if requested, a fairness opinion to the Nevsun Board in connection with the Hostile Bid and to provide various financial advisory services to the Nevsun Board in connection with the Hostile Bid and other potential merger and acquisitions activity.

On August 8, 2018, BMO delivered a written opinion to the Nevsun Board to the effect that, as of the date thereof and based upon and subject to the assumptions, limitations and qualifications set forth therein and such other matters as BMO considered relevant, capped consideration of $4.75 per Nevsun Share offered pursuant to the Hostile Bid is inadequate, from a financial point of view, to Nevsun Shareholders.

A copy of the written opinion delivered by BMO, including the assumptions made and the review undertaken in connection with its preparation, is attached as Schedule “B” to this Directors’ Circular. All summaries and references to the written opinion delivered by BMO in this Directors’ Circular are qualified in their entirety by reference to the full text of such written opinion. The Nevsun Board strongly recommends that Nevsun Shareholders read the written opinion delivered by BMO carefully and in its entirety for a description of the procedures followed, matters considered, and limitations on the review undertaken. BMO’s opinion addresses only the adequacy of the consideration offered pursuant to the Hostile Bid to the Nevsun Shareholders from a financial point of view. The written opinion delivered by BMO was provided for the information and assistance of the Nevsun Board for its exclusive use only in connection with its consideration of the Hostile Bid. The description of such written opinion in this Directors’ Circular and the written opinion itself do not constitute a recommendation to the Nevsun Shareholders as to whether or not they should tender their Nevsun Shares to the Hostile Bid. The written opinion delivered by BMO was only one of several factors taken into consideration by the Nevsun Board in its determination that the Hostile Bid falls short of recognizing the full and fair value of Nevsun and its business and is an attempt by Lundin to acquire all of the Nevsun Shares without offering adequate consideration to the Nevsun Shareholders.

32

REJECT LUNDIN’S OFFER
TAKE NO ACTION - DO NOT TENDER YOUR NEVSUN SHARES

If you have tendered your common shares to the Lundin offer, you can withdraw your common shares from the offer by contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

Pursuant to the terms of the engagement agreement entered into between Nevsun and BMO, Nevsun has agreed to pay certain fees to BMO, including a fixed fee in connection with the written opinion regardless of the conclusion reached in such opinion or the outcome of the Hostile Bid, and fees that are contingent on the value and completion of a change of control transaction involving Nevsun. Nevsun has also agreed to reimburse BMO for reasonable expenses and indemnify BMO and its affiliates and their respective directors, officers, partners, employees, agents, advisors and shareholders against certain potential liabilities arising out of its engagement. In the ordinary course of business, BMO and its affiliates may actively trade or hold the securities of Nevsun, Lundin Mining and their respective affiliates for their own account or for the account of customers and accordingly, may at any time hold a long or short position in such securities.

OPINION OF THE SPECIAL COMMITTEE’S FINANCIAL ADVISOR

The Special Committee has engaged Citi as its financial advisor in connection with the Hostile Bid. In connection with this engagement, the Special Committee requested that Citi evaluate the adequacy, from a financial point of view, of the $4.75 per Nevsun Share cash consideration offered to holders of Nevsun Shares (other than Lundin and its affiliates) pursuant to the Hostile Bid. On August 8, 2018, at a meeting of the Special Committee held to evaluate the Hostile Bid, Citi rendered an oral opinion to the Special Committee, confirmed by delivery of a written opinion dated August 8, 2018, to the effect that, as of that date and based on and subject to the matters described in its opinion, the $4.75 per Nevsun Share cash consideration offered to holders of Nevsun Shares (other than Lundin and its affiliates) pursuant to the Hostile Bid was inadequate, from a financial point of view, to such holders. A copy of Citi’s written opinion, dated August 8, 2018, which describes, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, is attached to this Directors’ Circular as Schedule “C”.  All summaries and references to such written opinion in this Directors’ Circular are qualified in their entirety by reference to the full text of such written opinion. Citi’s opinion was provided for the information and assistance of the Special Committee (in its capacity as such) for its exclusive use only in connection with its evaluation of the $4.75 per Nevsun Share cash consideration pursuant to the Hostile Bid from a financial point of view and did not address any other terms, aspects or implications of the Hostile Bid.  Citi’s written opinion and the description of such opinion in this Directors’ Circular do not constitute a recommendation to any securityholder as to whether to tender Nevsun Shares pursuant to the Hostile Bid or as to any other action to be undertaken with respect to any matters relating to the Hostile Bid or otherwise.

Citi’s opinion was necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Citi as of the date of Citi’s opinion. Although subsequent developments may affect Citi’s opinion, Citi has no obligation to update, revise or reaffirm its opinion.

Citi’s opinion was only one of many factors considered by the Special Committee in its evaluation of the Hostile Bid, and should not be viewed as determinative of the views of the Special Committee or Nevsun’s management with respect to the Hostile Bid or the $4.75 per Nevsun Share cash consideration offered to Nevsun Shareholders pursuant to the Hostile Bid.

33

REJECT LUNDIN’S OFFER
TAKE NO ACTION - DO NOT TENDER YOUR NEVSUN SHARES

If you have tendered your common shares to the Lundin offer, you can withdraw your common shares from the offer by contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

For its financial advisory services to the Special Committee in connection with the Hostile Bid, Nevsun has agreed to pay certain fees to Citi, including a fee in connection with Citi’s opinion regardless of the conclusion reached in such opinion or the outcome of the Hostile Bid. In addition, Nevsun has agreed to reimburse Citi for its expenses, including fees and expenses of counsel, and to indemnify Citi and related parties against certain liabilities arising out of Citi’s engagement.  In the ordinary course of business, Citi and its affiliates may actively trade or hold the securities of Nevsun, Lundin Mining and their respective affiliates for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in such securities.

ABOUT NEVSUN

Nevsun is a Canadian-based, leading mid-tier base metals company existing under the Business Corporations Act (British Columbia). Nevsun’s two principal properties are the Timok Project in Serbia which hosts the copper-gold Cukaru Peki deposit on the Brestovac-Metovnica Exploration Permit and the Bisha Mine in Eritrea which hosts the copper-zinc-gold Bisha deposit and includes potential satellite VMS deposits at Harena, Northwest, Hambok and Asheli.

CAPITAL STRUCTURE OF NEVSUN

Nevsun has authorized capital of an unlimited number of common shares without par value of which 302,592,672 are issued and outstanding at the date of this Directors’Circular. All shares in the capital of Nevsun are of the same class. The holders of Nevsun Shares are entitled to dividends, if, as and when declared by the Nevsun Board, to one vote per Nevsun Share at meetings of the Nevsun Shareholders and, upon liquidation, to share equally in such assets of Nevsun as are distributable to the holders of common shares. Nevsun also has stock options outstanding. See the notes to Nevsun’s audited consolidated financial statements for the year ended December 31, 2017 for additional information regarding Nevsun’s options. On May 3, 2017 the shareholders of Nevsun ratified a shareholder rights plan (the “Rights Plan”) that was originally adopted on June 8, 2011 and ratified on May 22, 2014. The Rights Plan was adopted to provide the Nevsun Board with more time to consider alternatives in the event of a takeover bid for the Nevsun Shares. A copy of the Rights Plan is available under Nevsun’s profile on SEDAR at www.sedar.com.

RIGHTS PLAN

The following summary of the Rights Plan set out herein does not contain all of the material terms and conditions of the Rights Plan. The summary is qualified by and is subject to the full terms and conditions of the Rights Plan. The full text of the Rights Plan is contained in an agreement dated June 8, 2011 between Nevsun and Computershare Investor Services Inc., as rights agent, which is available on Nevsun’s issuer profile on SEDAR at www.sedar.com.

The purpose of the Rights Plan is to encourage the fair treatment of Nevsun Shareholders in connection with any take-over bid for Nevsun. The Rights Plan seeks to provide Nevsun Shareholders with adequate time to properly assess a take-over bid without undue pressure. It is also intended to provide the Nevsun Board with more time to fully consider an unsolicited take-over bid and, if considered appropriate, to identify, develop and negotiate other alternatives to maximize shareholder value. The Rights Plan encourages a potential acquirer to proceed either by way of a Permitted Bid (as defined herein), which requires the take-over bid to satisfy certain minimum standards designed to promote fairness, or with the concurrence of the Nevsun Board. The Rights Plan generally provides that if a bidder acquires or announces an intention to acquire more than 20% of the Nevsun Shares, other than by way of a Permitted Bid or with the approval of the Nevsun Board, the share capital of Nevsun would be considerably diluted if the bidder proceeds with its bid, thereby making its bid prohibitively expensive

Permitted Take-Over Bids and Permitted Lock-Up Agreements

The Rights Plan allows for a take-over bid (a “Permitted Bid”) that, among other things:

(i)	the take-over bid must be made by way of a take-over bid circular;

34

REJECT LUNDIN’S OFFER
TAKE NO ACTION - DO NOT TENDER YOUR NEVSUN SHARES

If you have tendered your common shares to the Lundin offer, you can withdraw your common shares from the offer by contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

(ii)	the take-over bid must be made to all Nevsun Shareholders for all Nevsun Shares held by them;

(iii)	Nevsun Shares may be deposited under the take-over bid any time between the date of the bid and the date Nevsun Shares are taken up and paid for, and any Nevsun Shares deposited under the take-over bid may be withdrawn until taken up and paid for;

(iv)	the take-over bid must be outstanding for at least 60 days and Nevsun Shares tendered pursuant to the take-over bid may not be taken up before the expiry of the 60 day period and only if at such time more than 50% of the Nevsun Shares held by shareholders, other than the bidder, its associates, affiliates and persons acting jointly or in concert and certain other persons (the “Independent Shareholders”), have been tendered to the take-over bid and not withdrawn; and

(v)	if, on the date on which Nevsun Shares may be taken up and paid for by the bidder, more than 50% of the Nevsun Shares held by Independent Shareholders shall have been tendered to the take-over bid, the bidder must make a public announcement to that effect and keep the take-over bid open for at least ten more business days from the date of such public announcement.

Share Purchase Rights

The rights to acquire Nevsun Shares under the Rights Plan (“SRP Rights”) are not exercisable initially. The SRP Rights will separate from the Nevsun Shares and become exercisable at the close of business on the tenth Trading Day after the earlier of the first public announcement of facts indicating that a person (the “Acquiring Person”) has acquired beneficial ownership of 20% or more of the Nevsun Shares or the commencement of, or the first public announcement of, the intent of any person to commence a take-over bid which would result in such person beneficially owning 20% or more of the Nevsun Shares, or the date upon which a Permitted Bid or competing Permitted Bid ceases to be such, or such later time as the Nevsun Board may determine in good faith (in any such case, the “Separation Time”). After the Separation Time, but prior to the occurrence of a Flip-in Event (as defined below), each SRP Right may be exercised to purchase one Nevsun Share at an exercise price of $50 (the “Exercise Price”).

The acquisition by an Acquiring Person of 20% or more of the Nevsun Shares, other than by way of a Permitted Bid or a competing Permitted Bid, is referred to as a “Flip-in Event”. Upon the occurrence of a Flip-in Event and following ten trading days after the first public announcement of facts indicating that a person has become an Acquiring Person, each SRP Right, other than an SRP Right beneficially owned by an Acquiring Person, its affiliates and associates, their respective joint actors and certain transferees, may be exercised to purchase that number of Nevsun Shares having an aggregate market price on the date of the Flip-in Event equal to twice the Exercise Price for an amount in cash equal to the Exercise Price. SRP Rights beneficially owned by an Acquiring Person, its affiliates and associates, their respective joint actors and certain transferees will be void.

In addition, the Rights Plan permits the Nevsun Board to authorize Nevsun, after a Flip-in Event has occurred, to issue or deliver, in return for the SRP Rights and on payment of the relevant exercise price or without charge, debt, equity or other securities or assets of Nevsun or a combination thereof.

Following the acquisition of 20% or more of the Nevsun Shares by any person, each share purchase right held by a person other than the acquiring person (and its affiliates, associates and joint actors) would, upon exercise, entitle the holder to purchase Nevsun Shares at a substantial discount to their then prevailing market price.

The Rights Plan is subject to the jurisdiction of the TSX and will terminate on the earlier of: (i) the termination of the third annual meeting of the shareholders of Nevsun occurring after the date of ratification of the Rights Plan; and (ii) the date that share purchase rights are redeemed under the Rights Plan.

35

REJECT LUNDIN’S OFFER
TAKE NO ACTION - DO NOT TENDER YOUR NEVSUN SHARES

If you have tendered your common shares to the Lundin offer, you can withdraw your common shares from the offer by contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

OWNERSHIP OF SECURITIES OF NEVSUN

The following table sets forth the names and positions of each director and officer of Nevsun and the number and percentage of Nevsun Shares and options to purchase Nevsun Shares (“Options”) beneficially owned, or over which control or direction is exercised by each such Person, as well as, to the knowledge of Nevsun, each other insider of Nevsun, as of the date of this Directors’Circular.

Name and Position(1)	Number and Percentage of Nevsun Shares Beneficially Owned or Controlled(2)	Number and Percentage of Options(3)	Number and Percentage of DSUs(4)	Number and Percentage of PSUs(5)	Number and Percentage of RSUs(6)
Peter Kukielski President and Chief Executive Office/ Director	105,000 (0.03%)	1,295,000 (18.29%)	0	459,583 (34.71%)	375,204 (34.02%)
Ryan MacWilliam Chief Financial Officer	0	409,000 (5.77%)	0	137,682 (10.40%)	137,682 (12.48%)
Joseph Giuffre Chief Legal Officer	61,732 (0.02%)	864,000 (12.2%)	0	137,668 (10.40%)	98,673 (8.95%)
Scott Trebilcock Chief Development Officer	48,461 (0.01%)	809,000 (11.42%)	0	137,668 (10.40%)	98,673 (8.95%)
Jerzy Orzechowski Vice President and Project Director, Timok Project	0	381,000 (5.38%)	0	53,921 (4.07%)	53,921 (4.89%)
Cara Allaway VPO, Group Controller	0	60,000 (0.84%)	0	20,000 (1.51%)	20,000 (1.81%)
Peter M. Manojlovic VP Exploration	0	432,666 (6.11%)	0	78,609 (5.94%)	54,575 (4.95%)
Todd E. Romaine VP CSR	0	386,000 (5.45%)	0	78,609 (5.94%)	54,575 (4.95%)
Marc Blythe VP Corporate Development	0	310,000 (4.37%)	0	32,634 (2.46%)	32,634 (2.96%)

36

REJECT LUNDIN’S OFFER
TAKE NO ACTION - DO NOT TENDER YOUR NEVSUN SHARES

If you have tendered your common shares to the Lundin offer, you can withdraw your common shares from the offer by contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

Name and Position(1)	Number and Percentage of Nevsun Shares Beneficially Owned or Controlled(2)	Number and Percentage of Options(3)	Number and Percentage of DSUs(4)	Number and Percentage of PSUs(5)	Number and Percentage of RSUs(6)
Adam Wright Head Operations	0	250,000 (3.53%)	0	75,000 (5.66%)	75,000 (6.80%)
Brigitte M. McArthur Corporate Secretary	0	30,000 (0.42%)	0	0	0
Ian Pearce Director, Chairman	29,500 (0%)	100,000 (1.41%)	59,845 (17.54%)	0	0
Ian Ashby Director	30,000 (0%)	279,300 (3.94%)	54,038 (15.84%)	0	0
Geoff Chater Director	144,973 (0.05%)	117,300 (1.66%)	54,037 (15.84%)	0	0
Anne Giardini Director	100,000 (0.03%)	100,000 (1.41%)	36,249 (10.62%)	0	0
Stephen Scott Director	169,372 (0.06%)	117,300 (1.66%)	54,037 (15.84%)	0	0
David Smith Director	62,490 (0.02%)	100.000 (1.41%)	36,249 (10.62%)	0	0
(1)	The information as to securities beneficially owned, directly or indirectly, or over which control or direction is exercised, is provided to the best of Nevsun’s knowledge based on publicly available information, as of the date of this Directors’ Circular.
(2)	As of the date of this Directors’ Circular, there were 302,592,672 Nevsun Shares outstanding.
(3)	As of the date of this Directors’ Circular, there were Options to acquire up to 7,079,233 Nevsun Shares outstanding.
(4)	As of the date of this Directors’ Circular, there were 341,244 DSUs outstanding.
(5)	As of the date of this Directors’ Circular, there were 1,219,374 PSUs outstanding.
(6)	As of the date of this Directors’ Circular, there were 1,008,937 RSUs outstanding.

Other than as listed above, Nevsun is not aware of any ownership of its securities by any of its, or its insiders’, associates or affiliates, and no person is acting jointly and in concert with Nevsun, in connection with the Hostile Bid.

PRINCIPAL HOLDERS OF NEVSUN SHARES

To the knowledge of Nevsun and its directors and officers, after reasonable enquiry, as of the date of this Directors’Circular, no person will beneficially own, directly or indirectly, or exercise control or direction over more than 10% of the outstanding Nevsun Shares and no person acting jointly or in concert with Nevsun owned any securities of Nevsun except as set forth below.

Name	Number of Nevsun Shares (Directly or Indirectly)	Percentage of Class
BlackRock Inc. Delaware, USA	50,611,342(2)	16.7%
(1)	This number is as of December 31, 2017, taken from Schedule 13G filed by BlackRock Inc. on EDGAR on January 17, 2018.

TRADING IN SECURITIES OF NEVSUN

During the six months preceding the date of this Directors’Circular neither Nevsun nor any director, officer of Nevsun and, to the knowledge of the directors and officers of Nevsun, after reasonable enquiry, no insider of Nevsun, no associate or affiliate of any director, officer or other insider of Nevsun, no associate or affiliate of Nevsun nor any Person acting jointly or in concert with Nevsun has traded any securities or rights to acquire securities of Nevsun.

37

REJECT LUNDIN’S OFFER
TAKE NO ACTION - DO NOT TENDER YOUR NEVSUN SHARES

If you have tendered your common shares to the Lundin offer, you can withdraw your common shares from the offer by contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

ISSUANCES OF SECURITIES OF NEVSUN

Except as set out below and above under “Trading in Securities of Nevsun”, no Nevsun Shares or Options or other securities convertible into, or exercisable for, Nevsun Shares have been issued to the current directors, officers or other insiders of Nevsun during the two years preceding the date of this Directors’ Circular.

Grant or Issuance of Options, PSUs, DSUs and RSUs

Name	Date of Issue or Grant	Nature of Issuance	Number of Securities Issued	Issue/Exercise Price per Nevsun Share (C$)
Peter Kukielski President and Chief Executive Office/Director	May 5, 2017 December 8, 2017 May 12, 2017 December 8, 2017 May 12, 2017 December 8, 2017	Stock Option Grant Stock Option Grant RSU Grant RSU Grant PSU Grant PSU Grant	600,000 695,000 168,758 206,446 253,137 206,446	$3.04 $2.77 N/A N.A N.A N/A
Ryan MacWilliam Chief Financial Officer	August 18, 2017 December 8, 2017 August 21, 2017 December 8, 2017 August 21, 2017 December 8, 2017	Stock Option Grant Stock Option Grant RSU Grant RSU Grant PSU Grant PSU Grant	200,000 209,000 75,628 62,054 75,628 62,054	$2.64 $2.77 N/A N.A N.A N/A
Joseph Giuffre Chief Legal Officer	December 8, 2016 December 8, 2017 December 8, 2016 December 8, 2017 December 8, 2016 December 8, 2017	Stock Option Grant Stock Option Grant RSU Grant RSU Grant PSU Grant PSU Grant	177,000 209,000 22,828 62,054 34,241 62,054	$4.31 $2.77 N/A N/A N/A N/A
Scott Trebilcock Chief Development Officer	December 8, 2016 December 8, 2017 December 8, 2016 December 8, 2017 December 8, 2016 December 8, 2017	Stock Option Grant Stock Option Grant RSU Grant RSU Grant PSU Grant PSU Gran	177,000 209,000 22,828 62,054 34,241 62,054	$4.31 $2.77 N/A N/A N/A N/A
Ian Pearce Director, Chairman	January 1, 2017 December 8, 2017	Stock Option Grant DSU Grant	100,000 59,845	$4.31 N/A
Ian Ashby Director	December 8, 2016 December 8, 2016 December 8, 2017	Stock Option Grant DSU Grant DSU Grant	17,300 17,789 36,249	$4.31 N/A N/A
Geoff Chater Director	August 1, 2016 December 8, 2016 December 8, 2016 December 8, 2017	Stock Option Grant Stock Option Grant DSU Grant DSU Grant	20,000 97,300 17,789 36,249	$4.32 $4.31 N/A N/A
38

REJECT LUNDIN’S OFFER
TAKE NO ACTION - DO NOT TENDER YOUR NEVSUN SHARES

If you have tendered your common shares to the Lundin offer, you can withdraw your common shares from the offer by contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

Name	Date of Issue or Grant	Nature of Issuance	Number of Securities Issued	Issue/Exercise Price per Nevsun Share (C$)
Anne Giardini Director	May 5, 2017 December 8, 2017	Stock Option Grant DSU Grant	100,000 36,249	$3.04 N/A
Stephen Scott Director	August 1, 2016 December 8, 2016 December 8, 2016 December 8, 2017	Stock Option Grant Stock Option Grant DSU Grant DSU Grant	20,000 97,300 17,789 36,249	$4.32 $4.31 N/A N/A
David Smith Director	January 1, 2017 December 8, 2017	Stock Option Grant DSU Grant	100,000 36,249	$4.31 N/A
Jerzy Orzechowski Vice President and Project Director, Timok Project	October 27, 2017 December 8, 2017 December 8, 2017 December 8, 2017	Stock Option Grant Stock Option Grant RSU Grant PSU Grant	200,000 181,000 53,921 53,921	$2.96 $2.77 N/A N/A
Cara Allaway VPO, Group Controller	April 16, 2018 April 16, 2018 April 16, 2018	Stock Option Grant RSU Grant PSU Grant	60,000 20,000 20,000	$3.36 N/A N/A
Peter M. Manojlovic VP Exploration	December 8, 2016 December 8, 2017 December 8, 2016 December 8, 2017 December 8, 2016 December 8, 2017	Stock Option Grant Stock Option Grant RSU Grant RSU Grant PSU Grant PSU Grant	103,000 110,000 13,230 32,634 19,845 32,634	$4.31 $2.77 N/A N/A N/A N/A
Todd E. Romaine VP CSR	December 8, 2016 December 8, 2017 December 8, 2016 December 8, 2017 December 8, 2016 December 8, 2017	Stock Option Grant Stock Option Grant RSU Grant RSU Grant PSU Grant PSU Grant	103,000 110,000 13,230 32,634 19,845 32,634	$4.31 $2.77 N/A N/A N/A N/A
Marc Blythe VP Corporate Development	October 27, 2017 December 8, 2017 December 8, 2017 December 8, 2017	Stock Option Grant Stock Option Grant RSU Grant PSU Grant	200,000 110,000 32,634 32,634	$2.96 $2.77 N/A N/A
Adam Wright Head Operations	January 30, 2018 January 30, 2018 January 30, 2018	Stock Option Grant RSU Grant PSU Grant	250,000 75,000 75,000	$2.77 N/A N/A
Brigitte M. McArthur Corporate Secretary	March 26, 2018	Stock Option Grant	30,000	$2.96

OWNERSHIP OF LUNDIN MINING SECURITIES

None of Nevsun, the directors and officers of Nevsun and, to the knowledge of the directors and officers of Nevsun, after reasonable enquiry, no insider of Nevsun, no associate or affiliate of any director, officer or other insider of Nevsun, no associate or affiliate of Nevsun nor any person acting jointly or in concert with Nevsun beneficially owns, directly or indirectly, or exercises control or direction over, any securities of Lundin Mining.

AGREEMENTS BETWEEN LUNDIN AND THE DIRECTORS, OFFICERS AND SHAREHOLDERS OF NEVSUN

There is no agreement, commitment or understanding (including pursuant to which any payment or other benefit is to be made or given by way of compensation for loss of office or remaining or retiring from office if the Hostile Bid is successful) which has been made or is proposed to be made between Lundin and any of the directors or officers of Nevsun. None of the directors or officers of Nevsun is a director or officer of Lundin or any subsidiary thereof. None of the directors or officers of Nevsun or their respective associates and, to the knowledge of the directors and officers of Nevsun after reasonable enquiry, no person who owns more than 10% of any class of equity securities of Nevsun outstanding as at the date hereof, has any interest in any material transaction to which Lundin is a party.

To the knowledge of the directors and officers of Nevsun after reasonable inquiry, no agreement, commitment or understanding has been made or is proposed to be made between Lundin and any Nevsun Shareholder relating to the Hostile Bid.

39

REJECT LUNDIN’S OFFER
TAKE NO ACTION - DO NOT TENDER YOUR NEVSUN SHARES

If you have tendered your common shares to the Lundin offer, you can withdraw your common shares from the offer by contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

ARRANGEMENTS BETWEEN NEVSUN AND ITS DIRECTORS AND OFFICERS

Except as set forth below, no agreement, commitment or understanding (including pursuant to which any payment or other benefit is to be made or given by way of compensation for loss of office or remaining in or retiring from office if the Hostile Bid is successful) has been made or is proposed to be made between Nevsun and any of its directors or officers. In the case of each agreement, commitment or understanding discussed below, as applicable, in which the term “change in control” applies, the consummation of the Hostile Bid would constitute a change in control.

If the directors and officers of Nevsun were to tender any Nevsun Shares to the Hostile Bid, they would receive consideration of $4.75 in cash per Nevsun Share on the same terms and conditions as other Nevsun Shareholders. As of the date of this Directors’Circular, the directors and officers of Nevsun owned, or exercised direction and control over, an aggregate of 751,528 Nevsun Shares. If the directors and officers of Nevsun were to tender all of their Nevsun Shares (excluding the Nevsun Shares underlying the Options, DSU, PSUs and RSUs) to the Hostile Bid, which they have indicated that they do not intend to do as of the date of this Directors’Circular and such Nevsun Shares were accepted for purchase and taken up and paid for by Lundin, the directors and officers of Nevsun would receive a maximum aggregate consideration of $3,569,758.00 (based on $4.75 per Nevsun Share). For charts detailing the ownership of Nevsun Shares and other securities of Nevsun held by the directors and officers of Nevsun, see the section of this Directors’Circular entitled “Ownership of Securities of Nevsun”.

Existing Employment and Change of Control Agreements with Officers

Nevsun has entered into employment agreements with each of its named executive officers (“NEOs”). Upon a change of control of Nevsun, which would include the Hostile Bid if consummated in accordance with its terms, and either a termination of employment for a reason other than cause or a resignation from employment for good reason, each of the NEOs would be entitled to receive the following benefits:

(i)	2x current salary;

(ii)	2x annual target bonus;

(iii)	All Options vest;

(iv)	All share units vest; and

(v)	4% of salary as severance payments.

The following table presents the estimated total change of control and termination benefits of its 2017 NEOs, including any amounts attributable to Option and non-equity based compensation benefits, using the TSX closing price of $3.06 as at December 31, 2017. Any outstanding Options or share appreciation rights which are not vested would become vested upon notice of a change of control.

Named Executive Officer	Change of Control (C$)
Peter G.J. Kukielski	6,418,344
Joseph P. Giuffre	2,417,310
Ryan L. MacWilliam	2,530,500
Scott A. Trebilcock	2,417,310
Jerzy Orzechowski	2,307,586

40

REJECT LUNDIN’S OFFER
TAKE NO ACTION - DO NOT TENDER YOUR NEVSUN SHARES

If you have tendered your common shares to the Lundin offer, you can withdraw your common shares from the offer by contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

Restricted Share Unit Plan

Nevsun established the Restricted Share Unit Plan (the “RSU Plan”) for executives and other management employees in order to promote greater alignment of interests between executive officers and shareholders. The RSU Plan is administered by Nevsun’s human resources and compensation committee (the “HRC Committee”), which has the authority to determine the eligible full time employees to whom RSUs may be granted and the number of RSUs to be granted to plan participants.

An RSU is a notional share-based unit that is equal to the fair market value of a Nevsun Share. Under the RSU Plan, the fair market value of a Nevsun Share on a particular date (the “Market Value”) is the volume-weighted average trading price of a Nevsun Share during the five trading days immediately preceding that date. RSUs may be awarded annually and additional RSUs are credited to reflect dividends paid on the Nevsun Shares based on the number of RSUs in a participant’s RSU account and the Market Value of the Nevsun Shares on the dividend payment date.

Under the RSU Plan, participants are entitled to receive a cash payment on the vesting date equal to the number of vested RSUs in the participant’s RSU account, multiplied by the Market Value of a Nevsun Share on the vesting date. Unless otherwise specified in a designated participant’s grant agreement, one-third of the RSUs granted to a participant on a grant date will vest on each of the first, second and third anniversary of the grant date. The Nevsun Board may, in its discretion, following a grant date but prior to the vesting date, designate an earlier vesting date for the vesting of all or any portion of the RSUs then outstanding and granted to a participant.

If a participant ceases to be an employee due to disability, retirement or termination without cause, unvested RSUs will vest pro rata based on the number of days elapsed from the RSU grant date to the participant’s termination date, divided by the total number of days from the grant date of the RSUs to the vesting date, and will be paid out based on the Market Value of a Nevsun Share on the termination date. If a participant dies, all RSUs in the participant’s RSU account that have not vested will immediately vest as of the participant’s date of death and will be paid out based on the Market Value of a Nevsun Share on the date of death. Termination of a participant in other circumstances may result in a forfeiture of unvested RSUs. On the occurrence of a change of control, all RSUs credited in a participant’s RSU account shall immediately vest and become vested RSUs on the date that is immediately prior to the effective date of the consummation of the transaction(s) resulting in the change of control and are paid out based on the Market Value determined by the Nevsun Board acting in good faith.

Performance Share Unit Plan

Nevsun established the Performance Share Unit Plan (the “PSU Plan”) for executive and other management employees in order to promote greater alignment of interests between employees and shareholders and to support the achievement of Nevsun’s performance objectives. The PSU Plan is administered by the HRC Committee, which has the authority to determine the eligible full time employees to whom PSUs may be granted and the number of PSUs to be granted to plan participants. PSUs may be awarded annually and additional PSUs are credited to reflect dividends paid on the Nevsun Shares based on the number of PSUs in a participant’s PSU account and the Market Value of the Nevsun Shares on the dividend payment date.

41

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TAKE NO ACTION - DO NOT TENDER YOUR NEVSUN SHARES

If you have tendered your common shares to the Lundin offer, you can withdraw your common shares from the offer by contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

PSUs vest on the third anniversary of their grant, following which a participant is entitled to receive a cash payment equal to the product achieved by multiplying:

(i)	the number of vested PSUs in the participant’s PSU account;
(ii)	the Market Value of a Nevsun Share on the third anniversary of the date of grant; and
(iii)	a performance adjustment factor (the “Adjustment Factor”) which is determined based on Nevsun’s TSR relative to its compensation peer group over the three-year performance period between the grant date and the vesting date of the PSUs (the “Performance Period”).

If a participant ceases to be an employee due to disability, retirement or termination without cause, unvested PSUs will vest pro rata based on the number of days elapsed from the PSU grant date to the participant’s termination date divided by the total number of days in the Performance Period, and will be paid out based on the Market Value of a Nevsun Share on the termination date. If a participant dies, all PSUs in the participant’s PSU account that have not vested will immediately vest as of the participant’s date of death and will be paid out based on the Market Value of a Nevsun Share on the date of death. The Adjustment Factor in these circumstances is the greater of 1.0 or such higher Adjustment Factor as may be determined by the HRC Committee. Termination of a participant in other circumstances may result in the forfeiture of PSUs that are unvested as of the termination date of the participant. On the occurrence of a change of control, all PSUs credited to a participant’s account automatically vest and are paid out based on the Market Value determined by the Nevsun Board acting in good faith and an Adjustment Factor that is the greater of 1.0 and such other Adjustment Factor as may be determined by the Nevsun Board acting in good faith.

Deferred Share Unit Plan

Each non-executive director receives an annual DSU grant as part of his total compensation. DSUs may be awarded annually or as determined by the HRC Committee and Nevsun Board. Directors are credited with additional DSUs to reflect dividends paid on the Nevsun Shares based on the number of DSUs in their DSU account and the Market Value of the Nevsun Shares on the dividend payment date.

Upon retirement from the Nevsun Board, the retiring director will receive a cash payment in respect of his DSUs 60 days following the date that he or she ceases to be a director. The amount of the cash payment is determined by multiplying the number of DSUs in the Director’s DSU account by the Market Value of a Nevsun Share on the payment date.

Stock Option Plan

Nevsun adopted a stock option plan (the “Nevsun Stock Option Plan”) under which it is authorized to grant to directors, officers, employees and consultants of Nevsun and its affiliates, non-transferable options to purchase Nevsun Shares. Unless the Nevsun Board determines otherwise and subject to any accelerated termination in accordance with the Nevsun Stock Option Plan, each Option granted under the Nevsun Stock Option Plan shall expire on the fifth anniversary of the date on which it was granted. The number of Nevsun Shares reserved for issuance may not exceed 6.75% of the total issued and outstanding Nevsun Shares at the date of the Option grant.

Options granted under the Nevsun Stock Option Plan vest and become exercisable by an Option holder at such time or times as may be determined by the Nevsun Board. The Nevsun Board may, in its discretion, accelerate the date upon which any Option vests and becomes exercisable. No unvested Options may be exercised. In addition, upon a change of control of Nevsun, which would include the Hostile Bid if consummated in accordance with its terms, all unvested Options shall automatically vest.

42

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TAKE NO ACTION - DO NOT TENDER YOUR NEVSUN SHARES

If you have tendered your common shares to the Lundin offer, you can withdraw your common shares from the offer by contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

Interests of Directors, Officers and Others in Material Transactions

Other than as disclosed in this Directors’Circular, within the three years prior to the date of this Directors’Circular, no informed person of Nevsun has or had any material interest, direct or indirect, in any transaction or proposed transaction which has materially affected or could materially affect Nevsun or any of its subsidiaries.

For the purposes of this Directors’Circular an “informed person” means a director or executive officer of Nevsun, a director or executive officer of a person or company that is itself an “informed person” or subsidiary of Nevsun and any person or company who beneficially owns, directly or indirectly, voting securities of Nevsun or who exercises control or direction over voting securities of Nevsun carrying more than 10% of the voting rights attached to all issued and outstanding voting securities of Nevsun.

ADDITIONAL INFORMATION – ERRORS OR MISLEADING STATEMENTS IN LUNDIN CIRCULAR

On page 39 of Lundin’s Circular, Lundin states that on July 5, 2018 Nevsun rejected the July 3rd proposal by Lundin Mining and Lundin’s Second Partner. This is incorrect, as Nevsun did not reject the July 3rd proposal. On July 5, 2018, Nevsun informed Lundin Mining and Lundin’s Second Partner that the Special Committee had met and that Lundin Mining and Lundin’s Second Partner would be granted access to Nevsun’s data room, upon the parties entering into non-disclosure agreements and standstill provisions.

MATERIAL CHANGES IN THE AFFAIRS OF NEVSUN

Except as otherwise described or referred to in this Directors’Circular or as otherwise publicly disclosed, no other information is known to Nevsun’s directors or officers that indicates any material change in the affairs or prospects of Nevsun since December 31, 2017, being the date of its last published financial statements.

OTHER MATERIAL INFORMATION

Except as disclosed in this Directors’Circular or otherwise publicly disclosed, there is no information that is known to Nevsun’s directors and officers that would reasonably be expected to affect the decision of Nevsun Shareholders to accept or reject the Hostile Bid.

STATUTORY RIGHTS

Securities legislation in the provinces and territories of Canada provides securityholders of Nevsun with, in addition to any other rights they may have at law, one or more rights of rescission, price revision or to damages, if there is a misrepresentation in a circular or a notice that is required to be delivered to those securityholders. However, such rights must be exercised within prescribed time limits. Securityholders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

TECHNICAL INFORMATION

Technical and scientific information contained in this Directors’ Circular concerning the mineral properties of the Company has been reviewed and approved by Peter Manojlovic, who is a Qualified Person, as that term is defined in NI 43-101.

APPROVAL OF THE DIRECTORS’ CIRCULAR

The contents of this Directors’Circular have been approved by the Nevsun Board and the delivery of this Directors’Circular has been authorized by the Nevsun Board.

43

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TAKE NO ACTION - DO NOT TENDER YOUR NEVSUN SHARES

If you have tendered your common shares to the Lundin offer, you can withdraw your common shares from the offer by contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

CONSENT OF BMO NESBITT BURNS INC.

Dated: August 9, 2018

To the Board of Directors of Nevsun Resources Ltd. (“Nevsun”),

We hereby consent to the references to our firm name and to our opinion dated August 8, 2018 contained in, and the inclusion of the text of such opinion as Schedule “B” to, the directors’circular of Nevsun dated August 9, 2018. Our opinion was given as at August 8, 2018 and remains subject to the assumptions, qualifications and limitations contained therein. In providing our consent, we do not intend that any person other than the directors of Nevsun shall be entitled to rely upon our opinion.

(Signed) BMO Nesbitt Burns Inc.

CONSENT OF CITIGROUP GLOBAL MARKETS INC.

Dated: August 9, 2018

To the Special Committee of the Board of Directors of Nevsun Resources Ltd. (“Nevsun”),

We hereby consent to the inclusion of our opinion letter, dated August 8, 2018, to the Special Committee of the Board of Directors of Nevsun as Schedule “C” to, and reference to such opinion letter under the heading “Opinion of the Special Committee’s Financial Advisor” in, the directors’ circular, dated August9, 2018, of Nevsun relating to the hostile take-over bid of Lundin Mining Corporation. Our opinion was given as at August 8, 2018 and remains subject to the assumptions, limitations and qualifications contained therein. In providing our consent, we do not intend that any person other than the Special Committee of the Board of Directors of Nevsun shall be entitled to rely upon our opinion.

(Signed) Citigroup Global Markets Inc.

44

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TAKE NO ACTION - DO NOT TENDER YOUR NEVSUN SHARES

If you have tendered your common shares to the Lundin offer, you can withdraw your common shares from the offer by contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

CERTIFICATE

DATED: August 9, 2018

The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

On behalf of the Board of Directors

“Ian W. Pearce”                                                                 “Peter Kukielski”

Director                                                                                  Director

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If you have tendered your common shares to the Lundin offer, you can withdraw your common shares from the offer by contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

SCHEDULE “A”
GLOSSARY

“acquiring person” means a person, together with its affiliates, associates and joint actors, that acquires beneficial ownership of 20% or more of the Nevsun Shares, subject to the ability of the Nevsun Board to waive the application of the Rights Plan.

“affiliate” has the meaning ascribed thereto in the Securities Act (Ontario) and includes any Person that constitutes an affiliate under the applicable rules of National Instrument 62-104 – Take-Over Bids and Issuer Bids.

“associate” has the meaning ascribed thereto in National Instrument 62-104 – Take-Over Bids and Issuer Bids.

“Bisha Mine” means the Company’s principal mineral property in Eritrea.

“Bloomberg” means Bloomberg L.P.

“BMO” means BMO Nesbitt Burns Inc., the financial advisor to the Nevsun Board.

“CDS” means CDS Clearing and Depository Services Inc., or its nominee, which at the date hereof is CDS & CO.

“Citi” means Citigroup Global Markets Inc., the financial advisor to the Special Committee.

“Directors’ Circular” means this directors’ circular, letter to Nevsun Shareholders and includes the schedules attached hereto.

“directors” means the members of the Nevsun Board being, as of the date of this Directors’ Circular, Ian Pearce, Ian Ashby, Geoff Chater, Anne Giardini, Peter Kukielski, Stephen Scott and David Smith.

“DSU Plan” means the deferred share unit plan of Nevsun, as the same may be amended, restated supplemented or otherwise modified from time to time.

“DSU” means a deferred share unit, granted under the DSU Plan.

“EDGAR” means the Electronic Data Gathering, Analysis and Retrieval system maintained by the United States Securities and Exchange Commission.

“Enterprise Value” is calculated as market capitalization plus debt, minority interest and preferred shares, minus total cash and cash equivalents.

“Euro Sun Proposal” means the proposal made by Lundin Mining and Euro Sun in their letter on May 1, 2018 to Nevsun.

“Expiry Time” means 11:59 p.m. (Pacific Time) on November 9, 2018 unless the Hostile Bid is extended, accelerated or withdrawn by Lundin in accordance with its terms.

“forward-looking statements” has the meaning ascribed to that term in the section of this Directors’ Circular entitled “Forward-Looking Statements”.

“Freeport” means Freeport-McMoRan Copper & Gold Inc.

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TAKE NO ACTION - DO NOT TENDER YOUR NEVSUN SHARES

If you have tendered your common shares to the Lundin offer, you can withdraw your common shares from the offer by contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

“fully diluted basis” means, with respect to the number of outstanding Nevsun Shares, such number of outstanding Nevsun Shares calculated on the assumption that all existing or future rights, warrants or options or other rights to purchase, convert into, exchange into, exercise for or otherwise acquire Nevsun Shares are exercised in full.

“Hostile Bid” means the offer made by Lundin on July 26, 2018 to acquire all of the outstanding Nevsun Shares, together with SRP Rights issued under Nevsun’s Rights Plan, including Nevsun Shares that may become issued and outstanding after the date of the Hostile Bid but prior to the Expiry Time upon the exercise, conversion or exchange of options, warrants, debentures or other securities of Nevsun that are exercisable for, convertible into or exchangeable for Nevsun Shares (other than the SRP Rights), for consideration of $4.75 per Nevsun Share in cash.

“IFRS” means International Financial Reporting Standards.

“informed person” means a director or executive officer of Nevsun, a director or executive officer of a person or company that is itself an “informed person” or subsidiary of Nevsun and any person or company who beneficially owns, directly or indirectly, voting securities of Nevsun or who exercises control or direction over voting securities of Nevsun carrying more than 10% of the voting rights attached to all issued and outstanding voting securities of Nevsun.

“insider” has the meaning ascribed thereto in the Securities Act (Ontario).

“IRR” means internal rate of return.

“Laurel Hill Advisory Group” means Laurel Hill Advisory Group, the information agent and strategic shareholder advisor to the Nevsun Board.

“Lundin Circular” means the Hostile Bid and accompanying take-over bid circular of Lundin dated July 26, 2018.

 “Lundin Mining” means Lundin Mining Corporation, a corporation existing under the Business Corporations Act (British Columbia).

“Lundin Shares” means common shares in the capital of Lundin.

“Lundin” means, collectively, Lundin Mining and the Offeror.

“NAV” means net asset value.

“NAVPS” means NAV per share.

“Nevsun Board” means the board of directors of Nevsun.

“Nevsun Shareholders” or “Shareholders” means the holders of the Nevsun Shares.

“Nevsun Shares” means the common shares in the capital of Nevsun.

“Nevsun Stock Option Plan” means the stock option plan of Nevsun, as the same may be amended, restated supplemented or otherwise modified from time to time.

“Nevsun” or the “Company” means Nevsun Resources Ltd., a corporation existing under the Business Corporations Act (British Columbia).

“NPV” means net present value.

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If you have tendered your common shares to the Lundin offer, you can withdraw your common shares from the offer by contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

“Offeror” means 1172628 B.C. Ltd., a corporation existing under the Business Corporations Act (British Columbia), which is a wholly owned subsidiary of Lundin Mining.

“officer” has the meaning ascribed thereto in the Securities Act (Ontario).

“Option” means an option to purchase a Nevsun Share.

“P/NAV” means price to NAV.

“Person” includes an individual, a corporation, a partnership, trust, body corporate, fund and an association, syndicate, organization or other organized group of persons, whether incorporated or not, and an individual or other person in that person’s capacity as a trustee, executor, administrator or personal or other legal representative.

“PSU Plan” means the performance share unit plan of Nevsun, as the same may be amended, restated supplemented or otherwise modified from time to time.

“PSU” means a performance share unit, granted under the PSU Plan.

“Rights Plan” means the shareholder rights plan agreement dated as of June 8, 2011 and ratified by Shareholders on May 22, 2014 and May 3, 2017 entered into between Nevsun and Computershare Trust Services Inc., and any shareholder rights plan adopted by Nevsun after that date.

“RSU Plan” means the restricted share unit plan of Nevsun, as the same may be amended, restated supplemented or otherwise modified from time to time.

“RSU” means a restricted share unit, granted under the RSU Plan.

“SEDAR” means the Systems for Electronic Document Analysis and Retrieval maintained by the Canadian Securities Administrators.

“Special Committee” means the special committee of independent directors of the Nevsun Board consisting of David Smith (Chair), Ian Ashby and Stephen Scott.

“SRP Right” means the rights issued pursuant to the Rights Plan.

“Strategic Investor Process” means the various financing alternatives to support the development of the Upper Zone of the Timok Project.

“Strategic Review Process” means the broad strategic review process to explore and consider potential strategic alternatives to the Hostile Bid that might be available in addition to the proposals received in the Strategic Investor Process, including, but not limited to, an acquisition of all of the outstanding Nevsun Shares.

“Timok” or the “Timok Project” means a copper-gold development asset in eastern Serbia focused on the Cukaru Peki deposit, which includes the high grade Upper Zone (characterized by massive and semi-massive sulphide mineralization) and the Lower Zone (characterized by porphyry-style mineralization).

REJECT LUNDIN’S OFFER
TAKE NO ACTION - DO NOT TENDER YOUR NEVSUN SHARES

If you have tendered your common shares to the Lundin offer, you can withdraw your common shares from the offer by contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

SCHEDULE “B”
OPINION OF BMO NESBITT BURNS INC.

August 8, 2018

The Board of Directors
Nevsun Resources Ltd.
Suite 1750 - 1066 West Hastings St
Vancouver, BC
V6E 3X1

To the Board of Directors:

BMO Nesbitt Burns Inc. (“BMO Capital Markets” or “we” or “us”) understands that Lundin Mining Corporation (the “Acquiror”) has made a take-over bid offer (the “Offer”) to acquire all of the issued and outstanding common shares (the “Shares”) of Nevsun Resources Ltd. (the “Company”), together with the associated rights (the “SRP Rights”) issued under the shareholder rights plan of the Company, and including Shares that may become issued and outstanding after the date of the Offer, July 26, 2018, but prior to the expiry date of the Offer, November 9, 2018, upon the exercise, conversion or exchange of options, warrants, debentures or other securities of the Company that are exercisable for, convertible into or exchangeable for Shares, other than the SRP Rights. The consideration offered pursuant to the Offer is $4.75 in cash for each Share. The terms and conditions of the Offer are set out in the take-over bid circular of the Acquiror dated July 26, 2018 (the “Take-over Bid Circular”), and the related Letter of Transmittal and Notice of Guaranteed Delivery which have been filed and are available on SEDAR under Nevsun’s profile at www.sedar.com.

We have been retained to provide financial advice to the Company, including our opinion (the “Opinion”) to the board of directors of the Company (the “Board of Directors”) as to the adequacy, from a financial point of view, of the consideration to be received by the holders of the Shares (the “Shareholders”) pursuant to the Offer.

ENGAGEMENT OF BMO CAPITAL MARKETS

The Company initially contacted BMO Capital Markets regarding a potential advisory assignment in December 2016. BMO Capital Markets was formally engaged by the Company pursuant to an agreement dated January 23, 2017 (the “Engagement Agreement”). Under the terms of the Engagement Agreement, BMO Capital Markets has agreed to provide the Company and the Board of Directors with various advisory services in connection with the Offer including, among other things, the provision of the Opinion.

BMO Capital Markets will receive a fee for rendering the Opinion.  We will also receive certain fees for our advisory services under the Engagement Agreement, a substantial portion of which is contingent upon a change of control transaction involving the Company or certain other events. The Company has also agreed to reimburse us for our reasonable out-of-pocket expenses and to indemnify us against certain liabilities that might arise out of our engagement.

CREDENTIALS OF BMO CAPITAL MARKETS

BMO Capital Markets is one of North America’s largest investment banking firms, with operations in all facets of corporate and government finance, mergers and acquisitions, equity and fixed income sales and trading, investment research and investment management.  BMO Capital Markets has been a financial advisor in a significant number of transactions throughout North America involving public and private companies in various industry sectors and has extensive experience in preparing fairness opinions.

REJECT LUNDIN’S OFFER
TAKE NO ACTION - DO NOT TENDER YOUR NEVSUN SHARES

If you have tendered your common shares to the Lundin offer, you can withdraw your common shares from the offer by contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

The Opinion represents the opinion of BMO Capital Markets, the form and content of which have been approved for release by a committee of our officers who are collectively experienced in merger and acquisition, divestiture, restructuring, valuation, fairness opinion and capital markets matters.

INDEPENDENCE OF BMO CAPITAL MARKETS

Neither BMO Capital Markets, nor any of our affiliates, is an insider, associate or affiliate (as those terms are defined in the Securities Act(Ontario) or the rules made thereunder) of the Company, the Acquiror, or any of their respective associates or affiliates (collectively, the “Interested Parties”).

BMO Capital Markets has not been engaged to provide any financial advisory services nor has it participated in any financings involving the Interested Parties within the past two years, other than: (i) acting as financial advisor to the Company and the Board of Directors pursuant to the Engagement Agreement, (ii) providing ongoing foreign exchange services for the Company and the Acquiror, (iii) acting as financial advisor to the Acquiror in connection with the Acquiror’s US$1.1 billion sale of its interest in TF Holdings Limited, which owned 80% of Tenke Fungurume Mining S.A., in April 2017, and (iv) acting as the documentation agent in connection with the amendment to the Acquiror’s US$350 million revolving credit facility in October 2016, with a commitment of US$65 million.

Other than as set forth above and certain commitments made by the Company to BMO Capital Markets under the Engagement Agreement with respect to potential future financial advisory engagements, there are no understandings, agreements or commitments between BMO Capital Markets and any of the Interested Parties with respect to future business dealings.  BMO Capital Markets may, in the future, in the ordinary course of business, provide financial advisory, investment banking, or other financial services to one or more of the Interested Parties from time to time.

BMO Capital Markets and certain of our affiliates act as traders and dealers, both as principal and agent, in major financial markets and, as such, may have had and may in the future have positions in the securities of one or more of the Interested Parties and, from time to time, may have executed or may execute transactions on behalf of one or more Interested Parties for which BMO Capital Markets or such affiliates received or may receive compensation.  As investment dealers, BMO Capital Markets and certain of our affiliates conduct research on securities and may, in the ordinary course of business, provide research reports and investment advice to clients on investment matters, including with respect to one or more of the Interested Parties or the Offer. In addition, Bank of Montreal (“BMO”), of which BMO Capital Markets is a wholly-owned subsidiary, or one or more affiliates of BMO, may provide banking or other financial services to one or more of the Interested Parties in the ordinary course of business.

SCOPE OF REVIEW

In connection with rendering the Opinion, we have reviewed and relied upon, or carried out, among other things, the following:

1.	the Take-over Bid Circular;

2.	the most recent draft of the Company’s Directors’ Circular dated August 3, 2018 (the “Draft Directors’ Circular”);

3.	certain publicly available information relating to the business, operations, financial condition and trading history of the Company and the Acquiror and other selected public companies we considered relevant;

4.	certain internal financial, operating, corporate and other information prepared or provided by or on behalf of the Company relating to the business, operations and financial condition of the Company;

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5.	internal management forecasts, projections, estimates and budgets prepared or provided by or on behalf of management of the Company;

6.	discussions with management of the Company relating to the Company’s current business, plan, financial condition and prospects;

7.	public information with respect to selected precedent transactions we considered relevant;

8.	historical commodity prices and the impact of various commodity pricing assumptions on the business, prospects and financial forecasts of the Company and the Acquiror;

9.	various reports published by equity research analysts, industry sources and credit rating agencies we considered relevant;

10.	a letter of representation as to certain factual matters and the completeness and accuracy of certain information upon which the Opinion is based, addressed to us and dated as of the date hereof, provided by senior officers of the Company; and

11.	such other information, investigations, analyses and discussions as we considered necessary or appropriate in the circumstances.

BMO Capital Markets has not, to the best of its knowledge, been denied access by the Company to any information under the Company’s control requested by BMO Capital Markets.

ASSUMPTIONS AND LIMITATIONS

We have relied upon and assumed the completeness, accuracy and fair presentation of all financial and other information, data, advice, opinions, representations and other material obtained by us from public sources or provided to us by or on behalf of the Company or otherwise obtained by us in connection with our engagement (the “Information”).  The Opinion is conditional upon such completeness, accuracy and fair presentation.  We have not been requested to, and have not assumed any obligation to, independently verify the completeness, accuracy or fair presentation of any such Information. We have assumed that forecasts, projections,estimates and budgets provided to us and used in our analyses were reasonably prepared on bases reflecting all currently available assumptions,estimates and judgments of management of the Company, having regard to the Company’s business, plans, financial condition and prospects.

Senior officers of the Company have represented to BMO Capital Markets in a letter of representation delivered as of the date hereof, among other things, that: (i) the Information provided to BMO Capital Markets orally by, or in the presence of, an officer or employee of, the Company, or in writing by the Company or any of its subsidiaries (as defined in National Instrument 45-106 – Prospectus and Registration Exemptions) or any of its or their representatives in connection with our engagement was, at the date the Information was provided to BMO Capital Markets, and is, as of the date hereof, complete, true and correct in all material respects, and did not and does not contain a misrepresentation (as defined in the Securities Act(Ontario)); and (ii) since the dates on which the Information was provided to BMO Capital Markets, except as disclosed in writing to BMO Capital Markets, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of the Company or any of its subsidiaries, and no change has occurred in the Information or any part thereof which would have or which could  reasonably be expected to have a material effect on the Opinion.

REJECT LUNDIN’S OFFER
TAKE NO ACTION - DO NOT TENDER YOUR NEVSUN SHARES

If you have tendered your common shares to the Lundin offer, you can withdraw your common shares from the offer by contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

In preparing the Opinion, we have made several assumptions, including that all of the conditions to the Offer will be met and that the disclosure provided or incorporated by reference in the Take-over Bid Circular and Draft Directors’ Circular with respect to the Company, the Acquiror and the Offer is true, complete and correct in all material respects.

The Opinion is rendered on the basis of securities markets, economic, financial and general business conditions prevailing as of the date hereof and the condition and prospects, financial and otherwise, of the Company as they are reflected in the Information and as they have been represented to BMO Capital Markets in discussions with management of the Company and its representatives. In our analyses and in preparing the Opinion, BMO Capital Markets made numerous judgments and assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond our control or that of any party involved in the Offer.

The Opinion is provided to the Board of Directors for its exclusive use only in considering the Offer and may not be used or relied upon by any other person or for any other purpose without our prior written consent.  The Opinion does not constitute a recommendation as to whether any Shareholder should tender their shares to the Offer or act on any matter relating to the Offer.  Except for the inclusion of the Opinion in its entirety and a summary thereof (in a form acceptable to us) in the Company’s Directors’ Circular, the Opinion is not to be reproduced, disseminated, quoted from or referred to (in whole or in part) without our prior written consent.

We have not been asked to prepare and have not prepared a formal valuation or appraisal of the securities or assets of the Company or of any of its affiliates, and the Opinion should not be construed as such.  The Opinion is not, and should not be construed as, advice as to the price at which the securities of the Company may trade at any time. BMO Capital Markets was not engaged to review any legal, tax or regulatory aspects of the Offer and the Opinion does not address any such matters.  We have relied upon, without independent verification, the assessment by the Company and its legal and tax advisors with respect to such matters.  In addition, the Opinion does not address the relative merits of the Offer as compared to any strategic alternatives that may be available to the Company.

The Opinion is rendered as of the date hereof and BMO Capital Markets disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Opinion which may come or be brought to the attention of BMO Capital Markets after the date hereof. Without limiting the foregoing, if we learn that any of the information we relied upon in preparing the Opinion was inaccurate, incomplete or misleading in any material respect, BMO Capital Markets reserves the right to change or withdraw the Opinion.

CONCLUSION

Based upon and subject to the foregoing, BMO Capital Markets is of the opinion that, as of the date hereof, the consideration to be received by the Shareholders pursuant to the Offer is inadequate from a financial point of view to the Shareholders other than the Acquiror.

Yours truly,

BMO Nesbitt Burns Inc.

REJECT LUNDIN’S OFFER
TAKE NO ACTION - DO NOT TENDER YOUR NEVSUN SHARES

If you have tendered your common shares to the Lundin offer, you can withdraw your common shares from the offer by contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

The Special Committee of the Board of Directors
Nevsun Resources Ltd.
August 8, 2018

SCHEDULE “C”
OPINION OF CITIGROUP GLOBAL MARKETS INC.

THIS OPINION HAS BEEN PREPARED AND ISSUED IN THE ENGLISH LANGUAGE AND, FOR INFORMATIONAL PURPOSES, HAS BEEN PREPARED AND MADE AVAILABLE IN A FRENCH TRANSLATION.  IN THE EVENT OF ANY DISCREPANCIES BETWEEN THE ENGLISH LANGUAGE VERSION AND THE FRENCH LANGUAGE TRANSLATION, THE ENGLISH LANGUAGE VERSION SHALL PREVAIL.

August 8, 2018
The Special Committee of the Board of Directors
Nevsun Resources Ltd.
1750 - 1066 West Hastings Street
Vancouver, British Columbia, Canada V6E 3X1

The Special Committee of the Board of Directors:

You have requested our opinion as to the adequacy, from a financial point of view, to holders of the common shares of Nevsun Resources Ltd. (“Nevsun” and, such shares, the “Nevsun Shares”), other than as specified below, of the Consideration (defined below) offered pursuant to the offer (the ‘‘Offer’’) commenced by 1172628 B.C. Ltd. (the “Offeror”), a wholly owned subsidiary of Lundin Mining Corporation (“Lundin Mining”), to purchase all outstanding Nevsun Shares pursuant to the terms and conditions set forth in the Offer and Circular, dated July 26, 2018, of Lundin Mining (the ‘‘Offer and Circular’’).  As more fully described in the Offer and Circular, Lundin Mining has offered to purchase, subject to certain conditions specified in the Offer and Circular, all outstanding Nevsun Shares, together with associated rights issued under the shareholder rights plan of Nevsun, for C$4.75 (the ‘‘Consideration’’) in cash per Nevsun Share.  The terms and conditions of the Offer are more fully set forth in the Offer and Circular and certain related documents.

In arriving at our opinion, we reviewed the Offer and Circular, reviewed the Directors’ Circular to be filed by Nevsun with respect to the Offer in the form approved as of the date hereof by the Board of Directors of Nevsun and the Special Committee thereof (the “Special Committee”) and held discussions with certain senior officers, directors and other representatives and advisors of Nevsun concerning the businesses, operations and prospects of Nevsun.  We reviewed certain publicly available and other business and financial information provided to or discussed with us by the management of Nevsun, including certain financial forecasts, estimates and other information and data relating to Nevsun provided to or discussed with us by the management of Nevsun both before and after giving effect to certain business and operational sensitivities.  We reviewed the financial terms of the Offer as set forth in the Offer and Circular in relation to, among other things, current and historical prices of the Nevsun Shares, the financial condition and certain historical and projected financial and operating data of Nevsun and the capitalization of Nevsun.  We analyzed certain financial, stock market and other publicly available information relating to the businesses of certain other companies whose operations we considered relevant in evaluating those of Nevsun and considered, to the extent publicly available, the financial terms of certain other transactions which we considered relevant in evaluating the Offer.  We also considered, among other things, Lundin Mining’s publicly disclosed strategic objectives, including its announced attempt in March 2016 to acquire a stake in Timok from a third party, and financial capacity to acquire Nevsun, certain market perspectives regarding the Offer, prior acquisition proposals of Lundin Mining (together, in respect of certain proposals, with another bidder) to, and its discussions with the management and other representatives of, Nevsun and Nevsun’s discussions with selected third parties regarding a potential strategic investment in Nevsun.  In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion.  The issuance of our opinion has been authorized by our opinion committee.

REJECT LUNDIN’S OFFER
TAKE NO ACTION - DO NOT TENDER YOUR NEVSUN SHARES

If you have tendered your common shares to the Lundin offer, you can withdraw your common shares from the offer by contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

The Special Committee of the Board of Directors
Nevsun Resources Ltd.
August 8, 2018

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the management and other representatives of Nevsun that they are not aware of any relevant information that has been omitted or that remains undisclosed to us.  With respect to the financial forecasts (including sensitivities thereto), estimates and other information and data relating to Nevsun that we have been directed to utilize in our analyses, we have been advised by the management of Nevsun and we have assumed, with your consent, that such financial forecasts, estimates and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Nevsun as to, and are a reasonable basis upon which to evaluate, the future financial performance of Nevsun both before and after giving effect to certain sensitivities and the other matters covered thereby.  We also have assumed, with your consent, that certain financial information based on future commodity price assumptions or prepared in foreign currencies and converted based on certain exchange rates and certain publicly available research analysts’ estimates utilized in our analyses are reasonable and appropriate for purposes of our analyses.  We express no opinion as to any financial forecasts and other information or data (or underlying assumptions on which any such financial forecasts and other information or data are based) provided to or otherwise reviewed by or discussed with us.

We have relied upon the assessments of the management of Nevsun as to, among other things, (i) the potential impact on Nevsun of certain market, geopolitical and other trends and developments in and prospects for, and governmental, regulatory and legislative matters relating to or otherwise affecting, the mining industry and the countries and geographic regions in which Nevsun operates, (ii) mineral development and production activities and projects of Nevsun, including the likelihood and timing thereof, and capital expenditures and other financial aspects involved, and (iii) Nevsun’s existing and future agreements and arrangements with certain joint venture or business partners and other commercial relationships.  We have assumed, with your consent, that there will be no developments with respect to any such matters that would be meaningful in any respect to our analyses or opinion.

We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise) of Nevsun or any other entity nor have we made any physical inspection of the properties or assets of Nevsun or any other entity.  We are not experts in the evaluation of mineral resources or reserves and we express no view as to the exploration, development or production (including, without limitation, as to the costs, feasibility or timing thereof) of any properties of Nevsun or any other entity or business.  We have not evaluated the solvency or fair value of Nevsun or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters.  We are not expressing any view or opinion as to the prices at which Nevsun Shares or any other securities will trade or otherwise be transferable at any time.  We are not expressing any view or opinion with respect to accounting, tax, regulatory, legal or similar matters, including, without limitation, changes in, or the impact of, tax laws, regulations and governmental and legislative policies on Nevsun and we have relied, with your consent, upon the assessments of representatives of Nevsun as to such matters.

Our opinion addresses only the adequacy, from a financial point of view and as of the date hereof, of the Consideration (to the extent expressly specified herein), without regard to individual circumstances of specific holders with respect to any rights or aspects which may distinguish such holders or the securities of Nevsun held by such holders.  Our opinion does not address any other terms, aspects or implications of the Offer, including, without limitation, the form or structure of the Offer or any agreement, arrangement or understanding to be entered into in connection with, related to or contemplated by the Offer or the impact of currency or exchange rate fluctuations with respect to the Consideration or otherwise.  In connection with our engagement, we were not requested to, and we did not, undertake a third-party solicitation process on behalf of Nevsun with respect to the acquisition of Nevsun; however, we note that Nevsun has received indications of interest from third parties regarding a potential strategic investment in Nevsun.  We express no view as to, and our opinion does not address, the underlying business decision of Nevsun with respect to the Offer, the relative merits of the Offer as compared to any alternative business strategies that might exist for Nevsun or the effect of any other transaction which Nevsun might engage in or consider.  We also express no view as to, and our opinion does not address, the

REJECT LUNDIN’S OFFER
TAKE NO ACTION - DO NOT TENDER YOUR NEVSUN SHARES

If you have tendered your common shares to the Lundin offer, you can withdraw your common shares from the offer by contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

The Special Committee of the Board of Directors
Nevsun Resources Ltd.
August 8, 2018

adequacy or fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation or other consideration to any officers, directors or employees of Nevsun or any other party, or any class of such persons, relative to the Consideration or otherwise.  Our opinion is necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to us as of the date hereof.  Although subsequent developments may affect our opinion, we have no obligation to update, revise or reaffirm our opinion.  As you are aware, the credit, financial and stock markets, and the industry in which Nevsun operates (including commodity prices related to such industry), have experienced and continue to experience volatility and we express no view or opinion as to any potential effects of such volatility on Nevsun.

Citigroup Global Markets Inc. has acted as financial advisor to the Special Committee in connection with the Offer and will receive fees for such services.  In addition, Nevsun has agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement.  As you are aware, although we and our affiliates have not provided investment banking, commercial banking or other similar financial services to Nevsun or Lundin Mining in the past two years, we and our affiliates may provide services to Nevsun, Lundin Mining and their respective affiliates in the future, for which services we and our affiliates would expect to receive compensation.  In the ordinary course of business, we and our affiliates may actively trade or hold the securities of Nevsun, Lundin Mining and/or their respective affiliates for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities.  In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Nevsun, Lundin Mining and their respective affiliates.

Our advisory services and the opinion expressed herein are provided solely for the information of the Special Committee (in its capacity as such) in its evaluation of the Offer and may not be relied upon by any third party or used for any other purpose.  Our opinion and related materials may not be quoted, referred to or otherwise disclosed, in whole or in part, nor may any public reference to Citigroup Global Markets Inc. in connection with the Offer or related matters be made, without our prior written consent.  Our opinion is not intended to be and does not constitute a recommendation to any securityholder as to whether such securityholder should tender Nevsun Shares in the Offer or how any securityholder should act with respect to any matters relating to the Offer or otherwise.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Consideration offered to holders of Nevsun Shares (other than Lundin Mining, the Offeror and their respective affiliates) pursuant to the Offer is inadequate, from a financial point of view, to such holders.

Very truly yours,

CITIGROUP GLOBAL MARKETS INC.

REJECT LUNDIN’S OFFER
TAKE NO ACTION - DO NOT TENDER YOUR NEVSUN SHARES

If you have tendered your common shares to the Lundin offer, you can withdraw your common shares from the offer by contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

QUESTIONS MAY BE DIRECTED TO NEVSUN RESOURCES LTD.’S INFORMATION AGENT

North America Toll Free

1-877-452-7184

Collect Calls Outside North America

416-304-0211

Email: assistance@laurelhill.com

REJECT LUNDIN’S OFFER
TAKE NO ACTION - DO NOT TENDER YOUR NEVSUN SHARES

If you have tendered your common shares to the Lundin offer, you can withdraw your common shares from the offer by contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com